UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SIERRA BANCORP

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 26, 2021

TO THE SHAREHOLDERS OF SIERRA BANCORP:

The Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp will be held live over the Internet at www.virtualshareholdermeeting.com/BSRR2021, at 7:30 p.m. on Wednesday, May 26, 2021.   We will also allow shareholders to attend the meeting in person at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California 93257, but are encouraging our shareholders to attend via the Internet. On their Proxy Card, registered shareholders are being provided a 16-digit Control Number to log on to the meeting as a shareholder.

Due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our shareholders, this year’s Meeting will again be held primarily in a virtual meeting format. We have designed our virtual format to enhance, rather than constrain, shareholder access, participation and communication. Shareholders are strongly encouraged to attend virtually for a better experience. For more information, see “Participation in the Virtual Annual Meeting” in our Proxy Statement on page 5.

At the annual meeting, you will be asked to consider and vote on the following matters:

1.	Election of Directors. To elect the following six individuals to serve as Class II directors until the 2023 annual meeting of shareholders, and until their successors are elected and qualified:

Albert L. Berra	Julie G. Castle
Vonn R. Christenson	Laurence S. Dutto
Kevin J. McPhaill	Gordon T. Woods

2.	Ratification of Appointment of Independent Accountants. To ratify the appointment of Eide Bailly LLP as the Company’s independent registered public accounting firm for 2021.
3.	Ratification of Indemnification Agreements between the Company and its Directors and Executive Officers. To ratify Indemnification Agreements with the directors and certain executive officers as described in the Proxy Statement dated April 15, 2021.
4.	Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.
5.	To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

The Board of Directors recommends that you vote “FOR” the election of the above nominees, and “FOR” Proposals 2 through 4.

Important Notice Regarding the Availability of Proxy Materials:   On or about April 15, 2021, we mailed to our shareholders a Notice Regarding the Availability of Proxy Materials, or the Notice, containing instructions for how to access our Proxy Statement for the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. As described in the Notice, the Proxy Statement and 2020 Annual Report can be accessed by visiting www.ProxyVote.com and using the control number located on the Notice. The Notice also provides instructions on how to vote your shares electronically at the Annual Meeting, by Internet or by telephone, as well as how to receive a paper copy of the Proxy Statement and 2020 Annual Report and vote your shares by mail using a proxy card.

Only shareholders of record at the close of business on April 1, 2021 are entitled to notice of and to vote at the annual meeting. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the postage paid envelope provided, or vote your shares electronically or by telephone, so that as many shares as possible may be represented. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. If you hold your shares in certificate or registered book entry form and attend the Meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the Meeting. If you hold your shares in certificate or registered book entry form, please indicate on the proxy whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: April 15, 2021	By Order of the Board of Directors

Alexandra Blazar
Secretary

SIERRA BANCORP

86 North Main Street

Porterville, California 93257

(559) 782-4900

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 26, 2021

INTRODUCTION

General

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp (the “Company”), to be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California, and live over the Internet at www.virtualshareholdermeeting.com/BSRR2021, at 7:30 p.m. on Wednesday, May 26, 2021 and at any and all adjournments thereof.

We first made this Proxy Statement and accompanying Notice available to shareholders on approximately April 15, 2021.

The matters to be considered and voted upon at the Meeting will be:

1.	Election of Directors. To elect six nominees to serve as Class II directors until the 2023 annual meeting of shareholders and until their successors are elected and qualified.
2.	Ratification of Appointment of Independent Accountants. To ratify the appointment of Eide Bailly LLP as the Company’s independent registered public accounting firm for 2021.
3.	Ratification of Indemnification Agreements between the Company and its Directors and Executive Officers. To ratify Indemnification Agreements with the directors and certain executive officers as described in the Proxy Statement dated April 15, 2021.
4.	Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.
5.	To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

Notice of Internet Availability of Proxy Materials

In accordance with SEC rules and regulations, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, primarily via the Internet. Accordingly, on or about April 15, 2021, we mailed to our shareholders a “Notice Regarding the Availability of Proxy Materials," or the Notice, that contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals to be voted upon at the Annual Meeting, and how to request paper copies of this Proxy Statement and the 2020 Annual Report. Shareholders may request to receive all future proxy materials from us in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual shareholder meetings and to reduce our costs.

Revocability of Proxies

A Proxy for use at the Meeting is provided with this Proxy Statement. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. (Any shareholder who holds shares in certificate or registered book entry form and attends the Meeting may simply revoke his or her previously submitted proxy and vote their shares at that time. Shareholders whose shares are held by a broker or are otherwise not registered in their own names will need additional documentation from their record holder to vote any shares personally at the Meeting.)  Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted “FOR” the election of the nominees for directors set forth herein, “FOR” Proposals 2, 3 and 4  and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the Proxy accompanying this Proxy Statement is made by our Board of Directors, and we will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mail, but our officers, directors and regular employees may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Participation in the Virtual Annual Meeting

We strongly encourage our shareholders to use the virtual component of our annual meeting.

This year’s annual meeting will be held online and in person to allow greater participation.  You are entitled to attend the Meeting if you were a shareholder of record as of the record date for the Meeting, or April 1, 2021, or you hold a valid proxy for the Meeting. Shareholders may participate in the virtual presentation of the Meeting by visiting the following website: www.virtualshareholdermeeting.com/BSRR2021.

If you are not a shareholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you may not be admitted to the virtual Meeting.

To participate in the virtual Meeting, you will need the 16‐digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to attend the Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Meeting.

To vote your shares without attending the meeting, please follow the instructions for Internet or telephone voting on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the shareholder of record. This way your shares will be represented whether or not you are able to attend the meeting. To attend the virtual meeting please follow the instructions provided by your bank or broker.

VOTING SECURITIES

There were 15,410,763 shares of the Company’s common stock issued and outstanding on April 1, 2021, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date. Shareholders do not have cumulative voting rights in connection with the election of directors. The election of six directors to serve until the 2023 Annual Meeting of Shareholders requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election. This means that the six nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons.

For all other matters, including the ratification of the appointment of our accountants, ratification of the indemnification agreements, and the advisory vote on executive compensation, a majority of votes cast shall decide the outcome of each matter submitted to the shareholders at the Meeting. Abstentions will be included in the vote totals and, as such, will have the same effect on proposals as a negative vote. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in vote totals and, as such, will have no effect on any proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than six nor more than eleven 11 until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at eleven.

Pursuant to the Company’s Articles of Incorporation, the Board of Directors is divided into two classes, designated Classes I and II. The directors serve staggered two-year terms, so that directors of only one class are elected at each Annual Meeting of Shareholders. At the Meeting, shareholders will be asked to elect the following six Class II directors whose terms expire this year, for an additional term of two years to serve until 2023 and their successors are elected and have qualified:

Albert L. Berra	Julie G. Castle
Vonn R. Christenson	Laurence S. Dutto
Kevin J. McPhaill	Gordon T. Woods

Since shareholders do not have cumulative voting rights in the election of directors, a plurality of the votes cast is required for the election of directors. See “VOTING SECURITIES” above. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

Board of Directors’ Recommendation

Your Board of Directors unanimously recommends a vote “FOR”

each of the nominees listed in this proxy statement.

The following table sets forth information as of March 31, 2021 with respect to (i) each of the persons nominated by the Board of Directors for election as directors, all of whom are also directors of the Company, (ii) each of our directors and executive officers, and (iii) our directors and executive officers as a group. Additional information concerning the experience and qualifications of the Company’s directors appears below under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

				Common Stock Beneficially Owned on March 31, 2021
Name, Address and Offices Held with the Company[1]	Principal Occupation for the Past Five Years[2]	Age	Term to Expire/ Director Since	Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Morris A. Tharp Chairman of the Board	President and Owner, E.M. Tharp, Inc. (Truck Sales and Repair)	81	2022/ 2000 (1977)[6]	534,008	[7]	35,000	3.68%
Albert L. Berra[8] Director	Rancher/Retired Orthodontist[9] (Owner, Berra Farms)	80	2021/ 2000 (1977)[6]	275,719	[10]	40,000	2.04%
Vonn R. Christenson Director	Partner, Christenson Law Firm	41	2021/ 2016	4,533	[11]	20,000	0.16%
Laurence S. Dutto[8] Director	Retired (formerly Provost, College of the Sequoias)	73	2021/ 2016	8,403	[12]	20,000	0.18%
Robb Evans Director	Chairman, Robb Evans & Associates, LLC (Fiduciaries, Asset Managers, and Consultants)	80	2022/ 2016	28,333	[13]	20,000	0.31%
James C. Holly Vice Chairman of the Board	Retired Banker (formerly Chief Executive Officer, Bank of the Sierra and Sierra Bancorp)[14]	80	2022/ 2000 (1977)[6]	395,509	[15]	40,000	2.82%
Kevin J. McPhaill President, Chief Executive Officer and Director	President and Chief Executive Officer, Bank of the Sierra and Sierra Bancorp	48	2021/ 2015	50,532	[16]	32,849	0.54%
Lynda B. Scearcy Director	Retired Tax Professional (formerly Tax Professional/CPA, McKinley Scearcy Associates, an H&R Block Company)[17]	75	2022/ 2007	22,566	[18]	40,000	0.40%
Gordon T. Woods Director	Owner and Operator, Gordon T. Woods Construction; Chief Executive Officer, Hydrokleen Systems[19]	85	2021/ 2000 (1977)[6]	23,333	[16]	30,000	0.35%
Susan M. Abundis Director	Retired Chief Operating Officer, California Health Sciences University Retired Banker, Bank of the West[20]	66	2022/ 2020	3,185	[21]	—	0.02%
Julie G. Castle Director	Retired Banker, Rabobank N.A. Retired Consultant, Cannon Financial Institution Retired CEO/President, Zions Wealth Management[22]	59	2023/ 2020	5,185	[21]	—	0.03%
Christopher G. Treece Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, Bank of the Sierra and Sierra Bancorp[23]	52	n/a	22,222	[24]	4,000	0.17%
Hugh F. Boyle Executive Vice President and Chief Credit Officer	Executive Vice President and Chief Credit Officer, Bank of the Sierra and Sierra Bancorp[25]	61	n/a	15,810	[26]	—	0.10%
Michael W. Olague Executive Vice President and Chief Banking Officer	Executive Vice President and Chief Banking Officer, Bank of the Sierra and Sierra Bancorp	65	n/a	58,328	[24]	34,000	0.60%
Matthew J. Macia Executive Vice President and Chief Risk Officer	Executive Vice President and Chief Risk Officer, Bank of the Sierra and Sierra Bancorp[27]	52	n/a	22,262	[24]	10,000	0.24%
Jennifer A. Johnson Executive Vice President and Chief Administration Officer	Executive Vice President and Chief Administration Officer, Bank of the Sierra and Sierra Bancorp[28]	57	n/a	22,222	[24]	4,000	0.17%
Cindy Dabney Senior Vice President and Chief Accounting Officer	Senior Vice President and Chief Accounting Officer Bank of the Sierra and Sierra Bancorp[29]	62	n/a	3,809		5,800	0.06%
Directors and Executive Officers as a Group (17 persons)				1,495,959		335,649	11.89%

1	All offices held apply to both Bank of the Sierra and Sierra Bancorp. The business address of each of the executive officers and directors is 86 North Main Street, Porterville, California 93257.
2	None of the companies listed in this column or in related footnotes, other than Bank of the Sierra, are affiliates of Sierra Bancorp. All positions listed have been held for a period of at least five years unless otherwise indicated in the notes.
3	Except as otherwise noted, may include shares held by or with such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and dispositive power.

4	Represents option shares which are vested or will vest within 60 days of March 31, 2021 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year End” and “– Compensation of Directors.”
5	This percentage is based on the total number of shares of the Company's common stock outstanding, plus the numbers of option shares for the applicable individual, or for the directors and executive officers collectively, which are vested or will vest within 60 days of March 31, 2021 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year End” and “ – Compensation of Directors.”
6	Year first elected or appointed a director of Bank of the Sierra (if different).
7	Includes 3,333 shares of restricted stock subject to time-based vesting conditions; 18,115 shares held by Mr. Tharp as trustee for the grandchildren of another director of the Company, as to which shares Mr. Tharp has sole voting but no dispositive power.
8	Dr. Berra and Dr. Dutto are first cousins.
9	Dr. Berra owned and operated Albert L. Berra, DDS, an orthodontic practice in Porterville, until he retired and sold his practice in 2014.
10	Includes 3,333 shares of restricted stock subject to time-based vesting conditions; 80,704 shares held by Berra Investments, a limited partnership in which Dr. Berra and his spouse are general partners; 22,036 shares held by the Albert L. Berra, DDS Profit Sharing Plan, of which Dr. Berra is trustee, as to all of which shares he has sole voting and dispositive power; and 30,793 shares held by Dr. Berra’s spouse as separate property, as to which shares Dr. Berra has neither voting nor dispositive power.
11	Includes 3,333 shares of restricted stock subject to time-based vesting conditions; 304 shares owned jointly with his spouse and 286 shares owned by his spouse.
12	Includes 3,333 shares of restricted stock subject to time-based vesting conditions and 500 shares owned by his spouse.
13	Includes 3,333 shares of restricted stock subject to time-based vesting conditions; 5,000 shares held by Mr. Evans’ spouse in an IRA account, as to which shares Mr. Evans has neither voting nor investment power.
14	Mr. Holly served as President and Chief Executive Officer of the Bank and the Company from their inceptions in 1977 and 2000, respectively, until January 1, 2014, when Mr. McPhaill was appointed President and Chief Operating Officer of both entities. Mr. Holly continued to serve as Chief Executive Officer of both entities from January 1, 2014 until he retired on March 31, 2015. He was appointed Vice Chairman of the Board effective April 1, 2015.
15	Includes 3,333 shares of restricted stock subject to time-based vesting conditions and 30,000 shares held by Holly Farms, L.P., a limited partnership of which Mr. Holly is a general partner, as to which shares he has sole voting power and shared dispositive power.
16	Includes 33,333 shares of restricted stock subject to time-based vesting conditions.
17	Ms. Scearcy served as a tax professional/CPA at McKinley Scearcy Associates, an H&R Block Company, from November 2014, when McKinley Scearcy Associates was acquired by H&R Block, to November 2016; and as a part time consultant to H&R Block from November 2016 until her retirement in September 2017. Prior to the acquisition, Ms. Scearcy was the tax partner at McKinley Scearcy Associates, Certified Public Accountants, since 1988.
18	Includes 3,333 shares of restricted stock subject to time-based vesting conditions and 50 shares held by a special needs trust of which Ms. Scearcy is successor trustee, as to which shares she has sole voting and dispositive power.
19	Gordon T. Woods Construction is an engineering construction company building industrial and municipal water and waste water systems, and Hydrokleen Systems is a designer and manufacturer of water and waste treatment systems.
20	Ms. Abundis most recently served as Chief Operating Officer at California Health Sciences University in Clovis.
21	Includes 1,185 shares of restricted stock subject to time-based vesting conditions.
22	Ms. Castle most recently served as President & Chief Banking Officer at Rabobank N.A from 2017 to 2019. Preceding that in 2016-2017 Ms. Castle served as EVP & Managing Consultant at Cannon Financial Institute and from 2011 to 2016 Ms. Castle served as CEO & President of Zions Wealth Management.
23	Mr. Treece was appointed Executive Vice President and Chief Financial Officer of the Bank and the Company effective January 1, 2020. Previously, he served as the Chief Financial Officer of Gateway First Bank in Jenks, Oklahoma from January 2019 to December 2019 and as Chief Financial Officer of Guaranty Bancorp and Guaranty Bank and Trust Company in Denver, Colorado from July 2011 to January 2019.
24	Includes 22,222 shares of restricted stock subject to time-based vesting conditions.
25	Mr. Boyle joined the Company on December 14, 2020 and was appointed Executive Vice President and Chief Credit Officer of the Bank and the Company as of that date. Prior to Joining the Bank and the Company Mr. Boyle served as Chief Credit Officer and Chief Risk Officer for Banc of California in Santa Ana from 2013 to 2019.

26	Includes 15,810 shares of restricted stock subject to time-based vesting conditions.
27	Mr. Macia was appointed Executive Vice President and Chief Risk Officer of the Bank and the Company effective March 25, 2019. Previously, he served as Chief Risk Officer and in other senior risk management positions at TIAA Bank in Charlotte, North Carolina from January 2014 through March 2019.
28	Ms. Johnson was appointed Executive Vice President and Chief Administrative Officer of the Bank and the Company effective February 3, 2020. Previously, she served as Chief Services Officer at Equity Bank in Wichita, Kansas from October 2017 through November 2019 and as Chief Information Operations Officer at Equity Bank from January 2012 to October 2017.
29	Ms. Dabney was appointed Senior Vice President and Chief Accounting Officer of the Bank and the Company effective January 1, 2020. Previously, she served as Senior Vice President and Controller of Bank and Company from January 2006 through January 2020 and Vice President and Controller of Bank and Company from June 1998 to January 2006.

CORPORATE GOVERNANCE

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the corporate governance requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”).

Code of Ethics

We have adopted a Code of Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”  We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits the Company from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

General. The Board has determined that all of its directors, other than the Chief Executive Officer, are “independent” as that term is defined by Nasdaq rules. The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Nominating and Governance, and Compensation Committees are comprised solely of independent directors in accordance with SEC and Nasdaq requirements.

Executive Sessions. The independent directors meet regularly in executive session without any members of management present.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2020, our Board of Directors held a total of 14 meetings. Each incumbent director who served as a director during 2020 attended at least 75% of the aggregate of (a) the total number of such meetings and (b) the total number of meetings held by all committees of the Board on which such director served during 2020, with the exception of Ms. Abundis and Ms. Castle as they joined the Board in December 2020.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. The Company’s policy is to encourage, but not require, attendance by each director at the Company’s annual meeting of shareholders. All then serving directors attended our Annual Meeting of Shareholders in 2020.

Shareholder Communications with Board of Directors

Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to our principal executive offices addressed to the Board of Directors or to the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded unopened directly to the appropriate director or presented to the full Board of Directors at the next regularly scheduled Board meeting.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. Prior to making any recommendations to the Board of Directors concerning the nomination of directors for each year’s annual meeting, the Nominating and Governance Committee (the “Governance Committee”) shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment the Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the committee members with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommendation.

The Governance Committee shall consider recommendations from directors, officers and employees of the Company and the Bank, as well as persons recommended by shareholders of the Company, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering a possible candidate for election as a director, the Governance Committee shall be guided by the principle that each director should: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate accounting and finance; (vii) live or work within 25 miles of an existing or proposed office of the Bank; (viii) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (ix) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the market areas served by the Company and its subsidiaries; (x) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (xi) have the ability and desire to exercise independent thinking when considering matters brought before the Board, and not be unduly influenced by the opinions of others; (xii) have no conflict of interest that would interfere with his or her performance as a director; and (xiii) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

While the Board and the Governance Committee believe that every director should possess as many of the foregoing attributes as possible, the Governance Committee has not recommended, and the Board has not established, any specific group of such attributes to be considered “minimum qualifications” for serving as a director.

In considering the desirability of any particular candidate as a potential director, the Governance Committee shall also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances, including the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company.

Board Diversity, Qualifications and Experience. As currently comprised, the Board of Directors is a diverse group of individuals drawn from various market sectors and industry groups with a presence in the Company’s markets.  The board includes three female directors and one director that is also a member of an under-represented community.  The Board considers diversity as one of many factors in evaluating the composition of the Board but has no set policy in this regard. Board members are individuals with knowledge and experience who serve and represent the communities we serve. Current Board representation provides backgrounds in accounting, banking, farming, legal, manufacturing, and retail. The expertise of these individuals covers accounting and financial reporting, corporate management, strategic planning, business acquisitions, legal matters, marketing, retail, and small business operations. What follows is a brief description of the particular experience, attributes and qualifications of each member of the Company’s Board of Directors that led to the conclusion that these individuals should serve as directors of the Company.

Morris A. Tharp is an original proponent of the Bank and has served as Chairman of the Board of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively. He also serves as Chairman of the Nominating and Governance Committee (“Governance Committee”) and has served on the Audit Committee and Compensation Committee for many years. Mr. Tharp is a native of Porterville and following his schooling, joined his father in the family business of E.M. Tharp, Inc. Over the years, he has purchased the family business and is now sole owner. For many years he has been very involved in community activities. In selecting Mr. Tharp as a nominee this year, the Board considered the following: his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the Company’s operations, his leadership qualities and management expertise gained by owning and running his own company, and his involvement in the local community.

Susan M. Abundis, who self-identifies as Hispanic, joined the Boards of both Bank of the Sierra and Sierra Bancorp on December 17, 2020, on which date she was also appointed to the Governance Committee.  Ms. Abundis has 40 years of banking experience and is currently on the Board of Trustees at Community Medical Center, California Health Sciences University, and Tesoro Viejo Conservancy. Most recently, she was Chief Operating Officer at Wellness Clinic at California Health Sciences University in Clovis. Her last banking role was as Managing Director–Division Credit Manager at Bank of the West–BNP, where she started as an Area Manager and Senior Vice President. Abundis also held several jobs at Bank of America culminating in her position as Market President, Area Manager and Senior Vice President. Originally from Chowchilla, she currently resides in Fresno, earned her bachelor’s degree at California State University Fresno (“CSUF”), and a Graduate Degree of Banking at the University of Washington’s Pacific Coast Banking School. Among her many professional awards, Abundis was named Woman of the Year by both Soroptimist of Ventura and Girl Scouts of America–Tres Condados of Ventura County, Common Thread Award – Ag One at CSUF, Women Worth Watching 2014, and the Marjoree Mason Center’s list of Top Ten Women of the Year. Ms. Abundis was selected to serve on the Board because of her extensive banking industry knowledge and network and her involvement in the local community.

Albert L. Berra has been a director of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively. He has served on numerous committees of the Bank and the Company throughout that time and is currently Chairman of both the Audit Committee and the Compensation Committee and a member of the Governance Committee. A native of Porterville, Dr. Berra attended the University of California, Berkeley after high school and went on to St. Louis University to complete his dental and orthodontic training. After service in the U.S. Army, Dr. Berra returned to Porterville to establish his orthodontic practice, which he operated continuously since his return until he retired and sold his practice in 2014. He also runs a farming operation in the area. Dr. Berra is involved in many community activities. Dr. Berra was selected to serve on the Board because of his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the Company’s operations, his experience operating his own business, his agricultural expertise, and his active involvement in the local community.

Julie G. Castle joined the Boards of both Bank of the Sierra and Sierra Bancorp on December 17, 2020, on which date she was also appointed to positions on the Governance Committee, Audit Committee and the Risk Committee. Ms. Castle’s career has included over 35 years of financial services experience, including 11 years in the roles of President and/or CEO and 10 years of board service for a variety of companies.  Most recently, Ms. Castle served as President, Chief Banking Officer, and Board Member for Rabobank, N.A., a $15 billion national bank.  In addition to serving on the Rabobank, N.A. board, she was a member of First Interstate Bank, Zions Trust, N.A., and the Pacific Coast Banking School, as well as a member of non-profit boards.  She has held leadership and executive roles at institutions large and small including Bank of America, First Interstate Bank, Zions Bancorporation, and Cannon Financial Institute.  Ms. Castle earned a B.S. degree from UC Davis and a Graduate Degree of Banking at the University of Washington’s Pacific Coast Banking School.  Ms. Castle was selected to serve on the board because of her extensive banking industry knowledge and her strong financial acumen.

Vonn R. Christenson was appointed to the Boards of the Bank and of Sierra Bancorp effective September 15, 2016 and was simultaneously appointed to serve on the Governance Committee. Mr. Christenson was appointed to serve on the Compensation Committee in 2020. He graduated from Brigham Young University with honors in 2003 and earned his J.D. at Harvard Law School in 2006. After working for a time as an attorney in Orange County, California,

Mr. Christenson joined the Christenson Law Firm in Porterville, California, specializing in business and contract disputes, personal injury, medical malpractice, and intellectual property litigation. He currently resides in Porterville and is actively involved in the community including with the Porterville Optimist Club, the Porterville Chamber of Commerce Board of Directors, and the Porterville Unified School District Academy of Law, Justice & Ethics Advisory Board. Mr. Christenson was selected to serve on the Board due in part to his active involvement in the local community, his stellar educational background, and his ability to add a unique legal perspective to Board discussions.

Laurence S. Dutto, Ph.D., was appointed to the Boards of the Bank and of Sierra Bancorp effective September 15, 2016, at which time he was also appointed to serve on the Governance Committee and the Insurance Committee, which became the Risk Committee in 2019.  Dr. Dutto, a resident of Visalia, California, is a retired college administrator with extensive hands-on agricultural experience. His decorated 30-year career at College of the Sequoias in Visalia, California includes service as Provost of the Tulare College Center, Dean of Academic Services, Dean of Technical Education, Agriculture Division Chair, and Faculty Academic Senate President. His prior experience includes 15 years working on his family’s dairy farm, and he currently is in a partnership with his sister growing almonds. He was appointed to the Board due in part to his management and administrative expertise and his community connections, and to help strengthen the Bank’s ties to the local agricultural community.

Robb Evans was appointed to the Boards of the Bank and of Sierra Bancorp effective September 15, 2016, at which time he was also appointed to serve on the Governance Committee and the Audit Committee.  In 2019, he was also appointed to the Risk Committee. He is currently designated as an audit committee financial expert. Mr. Evans is the Chairman of Robb Evans & Associates LLC, which acts as a fiduciary or advisor in complex corporate and financial matters. He was formerly Chairman of the Board of Coast Bancorp and Coast National Bank, which were acquired by Sierra Bancorp in July 2016, and he helped facilitate the post-acquisition integration of Coast by maintaining board-level ties to our new market area. He also has extensive executive-level banking experience, including prior service as Chief Executive Officer at four different California banks, three international banking corporations chartered by the Federal Reserve, and a Hong Kong merchant bank. Mr. Evans has served as a California Special Deputy Commissioner of Financial Institutions and Special Deputy Superintendent of Banks. He maintains residences in both Bakersfield and Cambria, California. In selecting Mr. Evans as a nominee this year, the Board considered his broad-ranging association with banking industry experts and regulators and his extensive financial and management expertise in the banking arena, including a familiarity with opportunities and challenges facing our industry.

James C. Holly is a founding Director and Vice Chairman of the Board of both the Bank and Sierra Bancorp, and currently serves as a member of all Board Committees. He served as President and Chief Executive Officer of the Bank and Sierra Bancorp from their formations in 1977 and 2000, respectively, until January 1, 2014, when Mr. McPhaill was appointed President and Chief Operating Officer of both entities. Mr. Holly continued to serve as Chief Executive Officer of both entities until he retired on March 31, 2015 and was appointed Vice Chairman of the Board effective April 1, 2015. He was born and raised in Racine, Wisconsin and received both a BBA and an MBA degree from the University of Wisconsin. Mr. Holly is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University and served as a Commissioned Officer in the U.S. Army (Armor). He began his banking career with United California Bank, now Wells Fargo Bank. After 10 years as a branch manager, Mr. Holly left United California Bank and joined in the effort to organize Bank of the Sierra of which he served as President and Chief Executive Officer from its inception in 1977 until January 1, 2014, and served as Chief Executive Officer until his retirement in March 2015. He is a current director of the Sequoia Parks Conservancy, a philanthropic and educational organization, and a director of River Island Country Club. In selecting Mr. Holly as a nominee, the Board considered the following: his leadership capabilities; his long tenure and strong track record as President and CEO of the Bank; his deep understanding of bank lending, operations, and financial management resulting from his banking background; his extensive network in the banking industry; his knowledge of the local economy; and his involvement in the local community.

Kevin J. McPhaill has been a director of the Bank and of Sierra Bancorp since January 1, 2015 and was appointed President and Chief Executive Officer of the Company and the Bank effective April 1, 2015. Mr. McPhaill is a native and current resident of Visalia, California, and his educational background includes a bachelor’s degree from Fresno Pacific University, a master’s degree in business administration from Fresno State, and the successful completion of post-graduate training at the Southwestern Graduate School of Banking at Southern Methodist University. He has been employed by Bank of the Sierra since June 2001, starting as the regional manager of the Hanford area, then progressing to Executive Vice President and Chief Banking Officer of the Company and the Bank in 2006, to President and Chief Operating Officer

of the Company and the Bank in 2014, and to his current positions on April 1, 2015. Mr. McPhaill is involved in the local community and is active in financial education outreach efforts to primary and secondary schools in the Bank’s market areas. Mr. McPhaill also sits on the Tulare County Economic Development Corporation’s Board of Directors. Mr. McPhaill was selected to serve on the Board because of his leadership abilities; his extensive experience at the Bank and other financial institutions; his knowledge of the Bank’s culture; his lending, operations, and management experience; and his insight into key factors that drive the Bank’s financial success.

Lynda B. Scearcy has been a director of the Bank and of Sierra Bancorp since December 2007. She has been a valuable member of the Audit Committee since that time and is currently designated as an audit committee financial expert. She also serves on the Compensation Committee, Governance Committee, and Risk Committee. Ms. Scearcy received her undergraduate degree from the University of Florida and her Master’s Degree in Taxation from San Joaquin College of Law. Ms. Scearcy is a retired tax professional. She was previously the tax partner at McKinley Scearcy Associates, an accounting and consulting firm which she joined in 1983. McKinley Scearcy Associates sold to H&R Block in November 2014, and Ms. Scearcy retired from the firm in September 2017. She is deeply committed to the community, as demonstrated by her involvement with, among others, the Rotary Club of Porterville (Past President), Porterville Chamber of Commerce (Past Treasurer), Tule River Economic Development Corporation (Past Treasurer) and Tulare County Office of Education Foundation (Board Member). In selecting Ms. Scearcy as a nominee this year, the Board considered the following: her strong educational background, her experience as a partner and leader at her accounting and consulting firm, her deep understanding of accounting and tax issues, her financial acumen, and her strong commitment to and involvement in the local community.

Gordon T. Woods was an original proponent of the Bank and has been a director of the Bank and of Sierra Bancorp since their formations in 1977 and 2000, respectively.  He is currently the Chair of the Risk Committee and for many years, he has served on the Audit Committee, the Compensation Committee and the Governance Committee. He attended Arizona State University and the University of Arizona on scholarship, majoring in chemical engineering, and is a U.S. Army veteran. His professional experience includes employment as a chemical engineer, as well as executive positions with divisions of Gulf Oil Company and Ford Motor Company. In 1969 he moved to Porterville and established Hydrokleen Systems, a designer and manufacturer of water and waste treatment systems, and in 1989 he established Gordon T. Woods Construction, an engineering construction company building industrial and municipal water and wastewater systems. He is currently CEO of both of those companies. Mr. Woods has been active in numerous service organizations in Porterville and has also served on the Porterville City Council, including two years as Mayor and two years as Mayor Pro-Tem. Mr. Woods was selected to serve on the Board because of his involvement in the formation of the Bank, his lengthy experience as a bank director and accumulated knowledge of the Company’s operations, his experience in executive positions at international companies, his success at owning and operating his own businesses, his financial acumen, and his involvement in the local community.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, as the committee deems necessary to enable it to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15th of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be a director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including a completed Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice, the name and address of the shareholder and the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedure and requirements for shareholders to nominate directors (as opposed to making recommendations as described above) are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

For our 2022 Annual Meeting of Shareholders, written notice of intention to make any nominations must be received no later than December 16, 2021.

Board Leadership Structure. The Company is focused on corporate governance practices, and independent Board oversight is valued as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that all but one of our directors are independent. In addition, all members of the Board’s Audit Committee, Compensation Committee, and Governance Committee are independent.

The Company currently has an independent Chairman separate from the Chief Executive Officer, and our corporate governance guidelines specify that these two positions should be kept separate except in unusual circumstances. Such circumstances have not occurred in the Company’s history. The Board believes it is important to maintain flexibility in its leadership structure, but firmly supports having an independent director in a board leadership position. If for any reason it were necessary for the Chairman to also hold the office of Chief Executive Officer temporarily, the Board would appoint an independent lead director to serve in an independent leadership position during this time. Having an independent Chairman or lead director enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman provides independent leadership of the Board and also serves as a liaison between the Board and senior management. The Board has determined that the current structure, an independent Chair, separate from the Chief Executive Officer, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a Board leadership position.

Board Role in Risk Oversight. Risk is inherent with every business, and how well a firm manages risk can ultimately determine its success. The Company faces a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, regulatory risk, market risk and reputational risk. Management is responsible for the day-to-day identification and measurement of these risks, while the Board, as a whole and through its committees, is responsible for oversight of management actions in addressing those risks. During 2019, the Company identified the growing need for greater focus and visibility across risk categories and added a Risk Management Committee, which is described below.

The Audit Committee is responsible for overseeing the Company’s financial reporting risk and the entire audit function, and it evaluates the effectiveness of internal and external audit efforts. It receives a status report from the

Company’s Director of Internal Audit on at least a quarterly basis regarding the adequacy and effectiveness of internal control systems. The Director of Audit will also present annually to the Board an audit plan for the coming year. It is the Committee’s responsibility to review and approve the audit plan and to ensure it meets the needs of the organization.

The Board considers the most significant risks facing the Company and the Company’s general risk management strategy, to ensure that risks undertaken by the Company are consistent with the Board’s stated risk appetite. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Chairman of the Board and other independent directors work together to provide strong, independent oversight of the Company’s management and affairs directly and through its standing committees and, when necessary, special meetings of independent directors  The Bank believes this structure and division of responsibility is an effective approach in identifying and mitigating risks. Although seemingly well suited to this purpose, the Company will continue to regularly reevaluate the Board leadership structure to ensure appropriateness in the face of various situations and circumstances

Employee, Officer and Director Hedging.

The Company does not allow directors and executive officers to enter into short sales of common stock or similar hedging or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities or where potential gains are linked to a decline in the price of our stock. Recipients of equity awards also may not enter into any agreement that has the effect of transferring or exchanging any economic interest in an award for any other consideration. Further, directors and executive officers, as well as all officers of the Company, are prohibited from pledging Company securities as collateral for a loan or holding Company securities in a margin account.

COMMITTEES OF THE BOARD

Audit Committee

General. The Board of Directors has, among others, a standing Audit Committee, composed of directors Berra (Chairperson), Evans, Holly, Scearcy, Tharp. Woods and Castle (effective December 17, 2020), each of whom is an independent director as defined by the rules of Nasdaq. Each member of the Audit Committee also meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership. Each Audit Committee member meets Nasdaq’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his or her respective business or profession. In addition, at least one member of the Audit Committee has the requisite financial sophistication required under the rules of Nasdaq for one such member. The Board has designated Lynda Scearcy, Robb Evans, and Julie Castle as “audit committee financial experts” under SEC rules.

During the fiscal year ended December 31, 2020, the Audit Committee held a total of 15 meetings. The purpose of this committee, with respect to its audit duties, is to meet with the Company’s outside auditors in order to fulfill the legal and technical requirements necessary to adequately protect the Company’s directors, shareholders, employees and depositors. It is also the responsibility of the Audit Committee to select the Company’s independent registered public accounting firm and to make certain that this firm has the necessary freedom and independence to freely examine all Company records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent public accountants, with certain de minimis exceptions. Each year the committee reviews the risk management assessment of the Company and assigns priorities for the coming year to have internal audit reviews conducted by in-house internal audit, or third-party outsourced vendors for branch, loan, operational, information systems and compliance.  The committee meets with such third-party outsourced review consultants on at least an annual basis and approves the contractual basis of each engagement letter and arrangement under consideration.

Further, as part of its regular meeting schedule, the committee reviews annual and quarterly SEC reports and discusses those reports with Management and the independent accountants as appropriate. The committee also meets with the accounting audit partner in charge of the engagement, who presents the audited consolidated financial reports to the committee upon completion of the annual engagement. The committee receives and reviews management letters and all reports of external independent firms which have been contracted to perform agreed upon procedures for the benefit of the Company and the committee.

Additionally, the committee reviews all Reports of Examination prepared by regulators regarding safety and soundness, compliance, or other examinations performed by such agencies. As part of its responsibilities, the committee also reviews all management-initiated responses to engagements conducted by independent consultant firms or regulatory agencies. Finally, the Audit Committee has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code.

Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements, and addresses the key responsibilities of the committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Audit Committee Report. The Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the fiscal year ended December 31, 2020. The committee has discussed with our independent public accountants, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 114, including their judgments as to the quality of our financial reporting. The committee has received written disclosures and a letter from our independent public accountants as required by the Public Company Accounting Oversight Board (PCAOB) Rule 3526 and discussed with the independent public accountants the firm’s independence from management and from the Company. In considering the independence of our independent public accountants, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described under “Proposal 2” below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Submitted by:

Albert L. Berra, Chairman                Lynda B. Scearcy

Robb Evans                                       Morris A. Tharp

James C. Holly                                  Gordon T. Woods

Julie G. Castle

Nominating and Governance Committee

General. The Board has a standing Nominating and Governance Committee (the “Governance Committee”), comprised of directors Tharp (Chairperson), Berra, Christenson, Dutto, Evans, Holly, Scearcy, Woods, Abundis (effective December 17, 2020) and Castle (effective December 17, 2020) each of whom qualifies as an independent director under the Nasdaq rules. The Governance Committee met twice during 2020. The primary functions of this committee are to (i) identify qualified candidates for director, evaluate the incumbent directors whose terms expire at each upcoming annual meeting, and recommend to the Board the director nominees for each annual meeting of shareholders; (ii) determine desired Board member skills and attributes and annually review and update the criteria for evaluating candidates for directors; (iii) annually evaluate the size and composition of the Board and each committee in light of the Company’s operating requirements and existing corporate governance trends; (iv) conduct searches as needed for prospective directors with the desired skills and attributes, and conduct reviews as appropriate into the background and qualifications of director candidates; (v) consider bona fide candidates recommended by shareholders for nomination for election to the Board in accordance with the policies and procedures set forth in the Governance Committee’s charter; (vi) retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board, if necessary; (vii) assess and report annually to the Board concerning the effectiveness and performance of the Board and Board committees as well as the effectiveness of the relationship between the Board and management, and identify areas in which the Governance Committee or management believes the Board could improve; (viii) monitor the orientation and continuing education program for directors; (ix) annually review and assess the adequacy of the Company’s Corporate Governance Guidelines in light of applicable legal and regulatory requirements; (x) annually review and assess the adequacy of the Company’s Code of Ethics; (xi) have ultimate responsibility for determining matters of interpretation with respect to the non-audit related portions of the Code of Ethics and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; (xii) review and oversee matters relating to the independence of Board and committee members; and (xiii) periodically review the Company’s succession plans and make recommendations to the Board of Directors with respect to management and director succession.

We historically have not paid fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board and the Governance Committee have adopted specific policies and procedures concerning the director nomination process, in accordance with which the Governance Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Governance Committee follows and considers in making its decisions concerning recommended nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.” Prior to 2020, we had not paid fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. However, in 2020 we searched tor two directors and expanded the search both geographically and with a focus on additional financial services expertise. To aid in this search, the Company engaged a third party to help the Governance Committee identify and evaluate potential nominees.

Governance Committee Charter. The Board of Directors has adopted a Nominating and Governance Committee charter, which outlines the purpose of the Governance Committee, delineates the membership requirements, and addresses the key responsibilities of the committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Compensation Committee

General. The Board of Directors has a Compensation Committee, of which directors Berra (Chairperson), Christenson (appointed June 2020), Holly, Scearcy, Tharp,  Woods are members. The Compensation Committee met three times during 2020. All of the current and former members of the Compensation Committee are independent directors under Nasdaq rules. The primary functions of this committee are to (i) consider and make recommendations to the Board of Directors concerning the Company’s incentive compensation plans and equity-based plans in which directors and executive officers may participate; (ii) approve option grants or restricted stock awards to the Company’s Named Executive Officers, as defined herein, unless the Board of Directors, in its discretion, should decide to take such actions instead of the Committee with respect to any such awards; (iii) annually evaluate the performance of the Company’s Chief Executive Officer (the “CEO”)  in light of the goals and objectives of the Company’s executive compensation plans and the CEO’s individual performance goals, and make recommendations to the Board of Directors concerning his compensation levels based on this evaluation; (iv) annually review and make recommendations to the Board concerning the compensation arrangements for all executive officers; (v) monitor compensation trends, solicit independent advice where appropriate, and ensure that executive compensation plans are sufficient to attract and retain high quality executives; (vi) review and make recommendations to the Board concerning any salary continuation agreements or other contractual arrangements with any officers; (vii) annually review the compensation paid to non-employee directors and make recommendations to the Board regarding such compensation, provided that no member of the Committee may act to fix his or her own compensation except for uniform compensation paid to directors for their services as a director; (viii) review executive officer compensation for compliance with applicable laws and regulations; (ix) have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the CEO, other executive officers, and director compensation; (x) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement; (xi) review and make recommendations to the Board concerning salary ranges for graded personnel, as well as personnel policies and any similar documents relating to personnel matters which require Board approval; and (xii) annually review group health insurance and workers compensation insurance, and make recommendations to the Board with regard to carriers and potential changes in coverage.

Compensation Committee Charter. The Board of Directors has adopted a Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements, and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named above were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2020. None of these individuals has been an officer or employee of the Company or any of its subsidiaries within the past three fiscal years. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be filed on Schedule 14A with the SEC.

In addition, the Compensation Committee reviewed the compensation structure for employees of the Company and concluded that none of the elements comprising such compensation encourages behavior that would lead to excessive risks for the Company.

Submitted by the Compensation Committee of the Board of Directors.

Albert L. Berra, Chairman                Vonn R. Christenson

James C. Holly        Lynda B. Scearcy

Morris A. Tharp Gordon T. Woods

Risk Committee

General. The Risk Management Committee was formed in 2019 under Bank of the Sierra, and in 2020, was also made a committee of Sierra Bancorp.  Directors Woods (Chairperson), Holly, Scearcy, Evans, Christenson, Dutto and Castle (appointed December 2020) are members. The Risk Committee meets quarterly and is responsible for understanding and assessing the overall risk condition of the Company. The Committee receives a report from the Chief Risk Officer on the levels of residual risk present in the Bank and whether the condition is consistent with risk appetite. The Committee evaluates the responses from management in addressing risks and any implications for operations and financial performance. The Committee has oversight responsibility for the Company’s enterprise risk management framework, approval of risk management policies including an annual review of the Risk Appetite Statement, assessment of management’s implementation of the risk management framework. The Committee evaluates the aggregate level of risk across each of the traditionally defined categories of risk: liquidity, credit, regulatory, operational, interest rate, market, strategic, and reputational. The Risk Committee also oversees the Company’s insurance program.

Risk Committee Charter. The Board of Directors has adopted a Risk Committee charter, which outlines the purpose of the Risk Committee, delineates the membership requirements, and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.sierrabancorp.com” on the “Investor Relations” tab under the topic “Governance Documents.”

Other Committees

In addition to the Company’s Audit, Governance, Compensation, and Risk Committees described above, the Board of Directors of the subsidiary of the Company has two bank-level committees as described below. Each director of the Company’s Board is also a director of the subsidiary’s board of directors and attends the respective bank-level committee meetings for which such bank director is a member.

The Senior Loan Committee of the Bank of the Sierra’s board of directors is responsible for credit policy oversight, setting lending limits, monitoring rates, and approving loans over a certain amount. The Senior Loan Committee meets monthly and its members are Holly (Chairperson), Berra, Scearcy, Tharp, Abundis (appointed December 2020) and McPhaill.

The Investment Committee of the Bank of Sierra’s board of directors is responsible for monitoring the credit and interest rate risks associated with the Bank of Sierra’s investment portfolio, as well as establishing the Company’s investment policies and guidelines. The Investment Committee meets quarterly and its members are Woods (Chairperson), Berra, Christenson, Holly, Scearcy, and McPhaill.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our primary objectives with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, and to align their interests with those of our shareholders.  To that end, we strive to maintain compensation plans that are competitive relative to those of similar publicly-traded banking institutions, and to provide a substantial level of at-risk compensation for our executives that depends in part on the Company’s financial performance.  Compensation for our Named Executive Officers consists primarily of the following elements, which are discussed in greater detail below:  base salary; annual discretionary bonuses based on performance guidelines; and longer-term incentive awards including restricted stock and stock option grants, and salary continuation agreements. The Compensation Committee periodically evaluates and adjusts the types and weighting of these components to support Company objectives.  The Compensation Committee and the Board also believe it is important to ensure that the compensation of the CEO is equitable and reasonable in relation to that of the other Named Executive Officers, and that the compensation of the other Named Executive Officers is reasonable in relation to each other given their respective duties and responsibilities, experience, and certain other relevant factors.  In late 2018 we entered into employment agreements with our Named Executive Officers, and similar agreements were entered into with our Chief Risk Officer, Chief Administrative Officer, and new Chief Financial Officer upon commencement of their employment with the Company in 2019 and 2020.  Those agreements are discussed in greater detail below.

Process for Making Compensation Decisions

Roles of the Compensation Committee.   The Compensation Committee reviews executive compensation and makes recommendations to the Board with regard to appropriate target compensation levels and compensation component weightings for all of the Named Executive Officers in alignment with our compensation philosophy and consistent with employment agreements. Compensation includes the primary components listed in the previous paragraph, as well as any perquisites, or special or supplemental benefits.  In making its recommendations to the Board, the Compensation Committee evaluates compensation arrangements and mix of short-term and long-term compensation for comparable positions at peer institutions (where such data is publicly available), the relative financial performance of the Company, recommendations of the CEO (in the case of the other Named Executive Officers), internal fairness, the past performance and future goals of the CEO, and independent analysis performed by the committee.  The specific factors considered are detailed below under “Targeted Compensation” and “Elements of Executive Compensation.”  The Compensation Committee has the authority to engage consultants and request other information as needed to fairly measure and evaluate the overall compensation of the Named Executive Officers.  The Compensation Committee did not retain a consultant in 2020; rather, it directed Company personnel to utilize publicly available data to update a peer compensation study completed for the Company in the past by a professional compensation consulting firm.

Role of the Chief Executive Officer.  The CEO annually reviews the performance of the Named Executive Officers other than himself, and presents his conclusions and recommendations based on those reviews to the Compensation Committee.  In 2020, the CEO considered the updated peer compensation study and the stated objectives of the Compensation Committee and the Board in formulating his recommendations for base salary adjustments, target bonus amounts, and equity awards.  The Compensation Committee can exercise its discretion in modifying the CEO’s recommendations before making its recommendations to the Board, but generally accepts them as presented.  The CEO is not a member of the Compensation Committee but is invited to attend meetings of the Committee as necessary to provide input and recommendations on compensation for the other Named Executive Officers.  The CEO leaves the meeting prior to the Committee’s discussion and determination of the components of his own amount and mix of compensation.

Targeted Compensation

As noted, a peer compensation study is used to assist in establishing targeted compensation levels for all Named Executive Officers.  As in the past, the peer group criteria is subject to modification for future studies if the Peer Group does not continue to provide a representation of similarly sized banks within our geography. The intention is to use a peer group consisting of banks approximately half the asset size of the Company to twice the size of the Company and located either in Western states or are located in communities of similar size.  For the most recently completed study, the peer group was comprised of 20 publicly-traded bank holding companies or banks headquartered primarily in Western states, with total assets ranging from approximately $1.5 billion to $7.0 billion, with a median asset size of $3.3 billion (the “Peer Group”).1  In 2020, peers that were smaller reporting companies were removed from the list and a few banks above $5.0 billion in assets were added to the group.  This resulted in nine new peers being added to the group in 2020 consisting of four new banks and replacing five smaller banks that had total market capitalization of less than half of the Company’s market capitalization at 3/31/2020.  The peer study provides an analysis of peer base salary, short-term incentives (including discretionary bonuses), and long-term incentives (including the value of restricted stock, stock option awards, and increases in pension values) (collectively, “Total Direct Compensation”), for Peer Group officers with similar positions

1 The Peer Group consists of the following banks and bank holding companies: Altabancorp, American Fork, UT; Bank of Marin Bancorp, Novato, California; Baycom Corp, Walnut Creek, California; CBTX, Inc., Houston, TX; Central Valley Community Bancorp, Fresno, California; Equity Bancshares, Inc., Wichita, KS; Farmers & Merchants Bancorp, Lodi, California; First Choice Bancorp, Cerritos, CA; FS Bancorp, Inc., Terrace, WA; Guaranty Bancshares, Inc., Addison, TX; Heritage Commerce Corp, San Jose, California; Heritage Financial Corporation, Olympia, WA; National Bank Holdings Corporation, Greenwood Village, CO; Nicolet Bankshares, Inc., Green Bay, WI; Northrim Bancorp, Inc., Anchorage, AK; PCB Bancorp, Los Angeles, CA; Preferred Bank, Los Angeles, California; RBB Bancorp, Los Angeles, California; South Plains Financial, Inc., Lubbock, TX; and TriCo Bancshares, Chico, CA.

equivalent to the Named Executive Officers, if available, or for similarly compensated officers regardless of title for whom compensation information is publicly disclosed. Because the most recent available peer compensation data was from 2019, an adjusted Total Direct Compensation figure was also calculated for Peer Group officers which conservatively assumes increases of 5% per year since 2019.

Another element in assessing appropriate levels of Total Direct Compensation for the Named Executive Officers is the Company’s financial performance and size relative to peer institutions.  Using information that was obtainable for the first two quarters of 2020, the Company’s return on average assets and return on average equity were at the 63rd and 72nd percentiles, respectively, relative to peer institutions, and our efficiency ratio compares favorably to peers at the 56th percentile.  In addition, the Company’s total assets were at the 42nd percentile of the peer group, including Paycheck Protection Program loans booked in 2020.

Based on favorable trends in the Company’s net income and financial performance metrics, as well as overall favorable financial performance relative to peer institutions, compensation data in the peer study, recommendations of the CEO (in the case of the other Named Executive Officers), individual performance, and other independent analysis performed by the Compensation Committee, the committee selected a range, as adjusted for restricted stock grants, encompassing the 40th to 60th percentiles of Total Compensation for Peer Group officers as a general target for Total Compensation, as adjusted for restricted stock awards, for the Named Executive Officers.  This range is lower than it was in the previous year (50th to 70th percentile) for two reasons.  First, the peer group consisted of larger banks and two, because the Compensation Committee granted significant five-year vested restricted stock awards to the Named Executive Officers for the first time in 2020.  These new restricted stock grants were granted for the following reasons.  First, it provided a long-term retention vehicle as it resulted in the Named Executive Officers having a level of unvested restricted stock awards that is similar to peers that have mature restricted stock programs.  Second, the higher level of equity awards better align the executive’s interests with those of shareholders.  Nevertheless, after applying the principle of internal equity and in consideration of prior position-specific experience, Total Compensation established by the Compensation Committee for an individual Named Executive Officer might exceed or fall short of the target range. With regard to the components of Total Compensation, the goal of the Compensation Committee was to maintain a substantial level of “at risk” compensation while striving to ensure that neither base salary nor potential short-term incentive compensation are substantially below the Peer Group median.

The aforementioned variables being duly analyzed and considered, the Compensation Committee came to a unanimous conclusion concerning appropriate 2021 targets for base salaries and short-term incentive compensation for the Named Executive Officers. The Compensation Committee then presented its recommendations to the Board, which unanimously approved those recommendations. This ultimately resulted in 2021 base salary increases of 5% each for the Chief Executive Officer, Chief Financial Officer, Chief Banking Officer, and the Chief Risk Officer, respectively.  The 2021 base salary increase was 12% for the Chief Administrative Officer relative to her base salary paid during 2020.  For comparison, the 2020 over 2019 base salary increases totaled 9% for the President/CEO and 14% for the CBO and the CAO, respectively.  The CFO and CAO both started their employment in early 2020.  The incentive bonus potential for 2021 was established as 75% of base salary for the CEO and 50% of base salary for the other Named Executive Officers, which is unchanged from 2020.

It has been the practice of the Compensation Committee to grant the Named Executive Officers equity-based compensation in the form of stock options in the first quarter of each year.  As described above, restricted stock was granted in 2020 for the first time.  Based on the amount of restricted stock granted in 2020, no additional equity-based compensation was granted in early 2021.

As the new restricted stock grants to the named executive officers were equal to approximately one year of expected 2021 base salary, the named executive officers had reported total compensation in 2020 higher than the target ranges established by the Compensation Committee for 2020 as described above. In making these restricted stock grants, the Compensation Committee believed that the retention benefit and better alignment to shareholder interests offset this higher reported total compensation level in 2020.  As a validity check, the Committee compared the actual 2020 Total Compensation with the full value of these restricted stock awards included as compared to the 2019 peer data.  In doing this, the Named Executive Officers other than the CEO were between the 60th and 87th percentiles.  The CEO would have been at the 51st percentile for 2020 even with the full value of the restricted stock award.

The Compensation Committee continues to consider the economic impact of the 2020 restricted stock awards in determining the overall level of 2021Total Compensation for Named Executive Officers.  This is done by including one-year of vesting as part of Total Compensation when setting Total Compensation in 2021 as compared to peers.  Factoring in base salaries, assuming a full incentive bonus payout, and one-year of the new Restricted Stock grants in 2020, the potential Total Direct Compensation for Named Executive Officers for 2021 is expected to be at the following percentile rankings relative to the Peer Group’s adjusted 2021 compensation data (as noted above, the adjusted Peer estimate incorporates 5% annual increases for base compensation):  the 49th percentile for the CEO, the 56th percentile for the CFO, the 34th percentile for the CBO, the 48th percentile for the CRO, and the 43rd percentile for the CAO.  These levels are expected to be within the peer percentiles as established by the Compensation Committee for 2021.

Employment Agreements

In late December 2018, after concluding that such agreements are standard and customary in the industry, Sierra Bancorp and its wholly-owned subsidiary, Bank of the Sierra, entered into an employment agreement with each executive officer of the Company.  The agreements commenced on January 1, 2019 and have initial terms of three years, with evergreen renewals for one-year terms subsequent to the initial term unless either the executive or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date.  A similar agreement was entered into with the Company’s Chief Risk Officer upon commencement of his employment in March 2019, with the Company’s new Chief Financial Officer upon commencement of his employment in January 2020 and with the Company’s Chief Administrative Officer, Jennifer Johnson, upon commencement of her employment in February 2020. The agreements specify minimum annual base salaries of $525,000 for Mr. McPhaill, $360,000 for Messr. Taylor (now retired), $330,000 for Messrs. Olague and Macia, $380,000 for Mr. Treece, and $340,000 for Ms. Johnson, as well as annual discretionary bonuses of up to 75% of annual base salary for Mr. McPhaill and 50% of annual base salary for the other Named Executive Officers.  The agreements also note the basic terms and conditions of other benefits, delineate permitted outside activities, and provide indemnification for the executives for certain circumstances.  Each agreement includes noncompetition, non-solicitation and nondisclosure conditions applicable to the executives.

The employment agreements automatically terminate in certain circumstances, including the following:  the death or incapacity of the executive; termination of the executive’s employment for cause; or, a change in control of Sierra Bancorp.  For such automatic terminations, there is no further obligation on the part of the Company to make payments or provide any benefits pursuant to an agreement except in the case of a change in control of the Company.  Furthermore, the agreements stipulate that the Company may terminate the employment of the named executive officer with 30 days prior written notice to the executive, and the executive may terminate his agreement and his employment with the Company at any time with 90 days prior written notice to the Company.  In the event of a change in control, or if the Company initiates termination of employment for a reason other than one which constitutes an automatic termination, the Company will provide the executive(s) with the payments and benefits that are outlined below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control.”  An executive’s receipt of severance benefits of any kind pursuant to his employment agreement is conditioned upon his execution of the full and complete release of any and all claims against Sierra Bancorp and Bank of the Sierra and their respective affiliates, directors, officers, employees, agents, attorneys, insurers, and successors in interest, arising from or in any way related to executive’s employment or termination of executive’s employment.

Elements of Executive Compensation

Base Salary. Base salaries for our executives are dependent on the scope of their responsibilities, taking into account competitive market compensation paid by similar companies for comparable positions. Base salaries are reviewed and adjusted annually, as necessary, to realign them with market levels after taking into account individual responsibilities, work experience and job performance.

Discretionary Annual Incentive Bonus. The Board of Directors has the authority to award discretionary annual cash bonuses to the Named Executive Officers based on the recommendations of the Compensation Committee.  The Board has adopted an incentive bonus plan for Named Executive Officers that is dependent on individual performance, as determined by the Compensation Committee and the Board with input from the CEO in the case of the other Named Executive Officers, and the Company’s financial performance relative to Board-approved targets.  Earnings targets and individual performance goals are carefully established to provide a challenge, while at the same time being realistically achievable without engaging in activities posing excessive risk. The Board establishes potential levels for incentive bonuses at the start of each fiscal year, based on the recommendations of the Compensation Committee.

Bonuses for any given calendar year are typically accrued as an expense by the Company during the year for which they are applicable but are not paid until March of the following year, subsequent to our receipt of the final audit report and after the review and approval of bonus recommendations made by the Compensation Committee to the Board of Directors.  For 2020, the Company’s incentive bonus plan specified a potential bonus level of 75% of base salary for the President/CEO, and 50% of base salary for other Named Executive Officers.  However, the plan also specified that the potential levels were guidelines only, and that all payments made pursuant to the plan are ultimately made at the discretion of the Board of Directors.  The 2020 incentive plan had a 70% weighting for Company performance and 30% of individual performance. The Company performance target used an earnings target for 2020 of at least $28.5 million in net income for a potential full bonus payout of the Company performance portion of the bonus, and minimum net income of $14.3 million for the company performance portion of the performance target.  If actual net income was between those two targets, the potential payout ratio for the Company performance portion of the bonus would have been equal to net income for the year divided by $28.5 million.  Based on the favorable variance in net income relative to our 2020 earnings targets and the fulfillment of individual performance goals, the Company’s Named Executive Officers were approved for and received discretionary bonuses equal to their maximum potential short-term incentive pay that had been established for the year. The utilization of a 70% weighting for Company performance and 30% for individual performance is approved through 2021 with respect to potential bonus payout levels for Named Executive Officers.

Equity Incentives and Stock Ownership.  Our 2017 Stock Incentive Plan (the “2017 Plan”) authorizes the Board of Directors or the Compensation Committee in their discretion to grant directors, consultants and employees of the Company restricted stock awards and/or options to purchase shares of our common stock.  Prior to 2020, the Company had exclusively granted stock options to directors and employees of the Company.

Based on a review of the peer banks used by the Compensation Committee, it was noted that all but two peers issued restricted stock. The remaining two peers did not issue any equity-based compensation. Of the peers that issued restricted stock, two of them also supplemented the restricted stock grant with a smaller grant of stock options. The Compensation Committee elected to shift from issuing stock options to restricted stock as its primary long-term equity incentive vehicle. The Board and the Compensation Committee feel that restricted stock better aligns the interests of our executives with those of our shareholders, the unvested shares act as a retention vehicle for our executives as the Company no longer uses a Supplemental Employee Retirement Plan for its Named Executive Officers other than for the CEO, and restricted stock provides a long-term balance to the shorter-term nature of base salary and discretionary annual bonuses. In addition, with the volatility of the equity market in 2020, the Black Scholes value of any future grants of stock options would likely be significantly higher making them a less efficient way to grant equity to directors and executives. As three of the five named executive officers are relatively new to the Company, the Compensation Committee further determined that a substantial restricted stock award would provide a strong retention vehicle that better aligns with our peers.

In February 2020, the Company granted options to purchase 5,000 common shares to the CEO, CRO, and CBO with a vesting period of one year. In addition, consistent with their Employment Agreements, the CFO and CAO received stock options for 20,000 options that vest over 5 years. The Black Scholes value for each stock options granted in 2020 averaged $4.73. The Company has historically granted 5,000 stock options annually to its Named Executive Officers with a one-year vesting and ten-year expiration.

As described above, the Company’s Compensation Committee pivoted from issuing stock options to restricted stock for the reasons previously stated. The initial grant of restricted stock in August 2020 had a value of $600,000 for the CEO and $400,000 each for the CFO, CBO, CRO, and CAO. These shares of restricted stock vest ratably over 5 years.

Equity awards will normally be granted during open trading windows (i.e., at times when directors and executive officers are permitted to trade personally) pursuant to the Company’s Insider Trading Policy, and equity awards may not be granted to anyone if material nonpublic information is available to the Board at the proposed grant date. Additional details concerning the 2017 Plan and awards held at December 31, 2020 by the Named Executive

Officers are set forth below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

We do not have requirements for our executives with regard to specific levels of stock ownership.

Salary Continuation Agreements. The only active Named Executive Officer with a salary continuation agreement is our Chief Executive Officer. We entered into a salary continuation agreement with our CEO that provides an annual benefit of $150,000 per year for 15 years, with payments commencing after retirement from the Company.  The benefit amount and term was determined by the CEO’s position and scope of responsibility, as well as the amount of the annual expense accrual required to accumulate the appropriate liability for payment obligations.  Expense accruals associated with salary continuation agreements are reflected in compensation tables as a change in pension value.  No benefits are payable in the event of a voluntary termination prior to a specified retirement date, or an involuntary termination for cause.  However, the salary continuation benefit becomes fully vested and payable upon a change in control if followed by resignation or other termination of employment.  The material terms of the salary continuation agreement is described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.”

Deferred Compensation Plan. Executive officers are eligible to participate in a non-qualified deferred compensation plan, the “409A Plan,” whereby they can elect to defer all or part of their cash compensation for payment after retirement or termination of employment. Deferred compensation amounts are not taxed until received by the participant. Deferred compensation balances are unsecured obligations of the Company, and are credited/charged by the Company for gains/losses pegged to participant-directed investment allocations. Investment allocation options include equity funds, real estate funds, bond funds and a fixed income alternative. The Company offsets deferred compensation accruals with tax-advantaged income/losses on separate account Company-owned life insurance that is invested in options similar to those selected by deferred compensation plan participants. No above-market or preferential earnings are provided by the Company with respect to these plans. Further details on the 409A Plan are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Deferred Compensation.”

Perquisites and Other Programs. The Company provides its executive officers with perquisites and personal benefits that it believes are reasonable and consistent with its overall compensation strategy to attract and retain qualified executives and facilitate the performance of their duties.  The Company maintains a 401(k) employee savings and retirement plan, which is offered to all employees.  After the end of each calendar year a discretionary contribution to the 401(k) plan is considered by the Board of Directors.  This has typically resulted in a Company contribution to plan participants in the range of 50% to 95% of the lesser of the following:  the participant’s actual contribution; 6% of the participant’s gross cash compensation during the preceding calendar year; or, 6% of the IRS annual compensation limit for purposes of company contributions ($285,000 in 2020). For 2020, the Company contribution was 90% and for 2019 it was 95%.  Other benefits available to all employees include medical, dental, and vision insurance.  Executive officers may also be provided with club memberships, an automobile allowance, mileage reimbursement, use of a Company-owned automobile, and/or use of a cell phone or a cell-phone allowance.  Reportable annual benefits of $10,000 or more are described in the Summary Compensation Table below.

Conclusion. The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return, while avoiding forms of compensation that might encourage behavior which could have an adverse impact on the Company.  The various pay vehicles offered to our executives are balanced to compensate them for current performance and provide motivation for them to contribute to our overall future success, and we believe that our executive compensation policies and programs serve the best interests of our Company and our shareholders.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer, our Chief Financial Officer, and our three next most highly compensated executive officers (together the “Named Executive Officers”):

Summary Compensation

Name and Principal Position	Year	Salary[1]		Bonus[2]	Stock Awards[3]	Option Awards[4]	Changes in Pension Value[5]	All Other Compensation		Total
Kevin J. McPhaill	2020	$575,000		$431,250	$599,994	$23,636	$32,161	$73,279	[6]	$1,735,320
President and	2019	525,000		393,750	—	33,131	29,344	81,616	[6]	1,062,841
Chief Executive Officer	2018	475,000		356,250	—	29,700	26,746	62,179	[6]	949,875
Christopher G. Treece	2020	$380,000	[7]	$190,000	$399,996	$94,546	$—	$58,899	[8]	$1,123,441
Executive Vice President	2019	—		—	—	—	—	—		—
and Chief Financial Officer	2018	—		—	—	—	—	—		—
Kenneth R.Taylor(Retired)[9]	2020	$34,000		$—	$—	—	$53,187	$189,187	[10]	$276,374
Executive Vice President	2019	360,000		180,000	—	—	156,314	$31,286	[10]	727,600
and Chief Financial Officer	2018	335,000		167,500	—	29,700	141,497	28,984	[10]	702,681
Michael W. Olague	2020	$380,000		$190,000	$399,996	$23,636	$—	$35,920	[11]	$1,029,552
Executive Vice President	2019	330,000		165,000	—	33,131	—	31,780	[11]	559,911
and Chief Banking Officer	2018	300,000		150,000	—	29,700	—	30,957	[11]	510,657
Matthew J. Macia	2020	$380,000		$190,000	$399,996	$23,636	$—	$28,902	[12]	$1,022,534
Executive Vice President	2019	254,375	[13]	165,000	—	156,314	—	47,592	[12]	629,773
and Chief Risk Officer	2018	—		—	—	—	—	—	[12]	—
Jennifer A. Johnson	2020	$322,667	[14]	$170,000	$399,996	$94,546	$—	$49,872	[15]	$1,037,081
Executive Vice President and	2019	—		—	—	—	—	—	[15]	—
Chief Administrative Officer	2018	—		—	—	—	—	—	[15]	—

1	Includes portions of these individuals’ salaries which were deferred pursuant to the Company’s 401(k) Plan or 409A Plan. See “401(k) Plan” and “Deferred Compensation” below. Employer matching contributions under the 401(k) Plan are included in the “All Other Compensation” column of the above table.
2	Amounts are based on the Company’s incentive bonus plan discussed in the Compensation Discussion and Analysis above. Portions of these amounts may have been deferred pursuant to the Company’s 401(k) Plan or 409A Plan. See “401(k) Plan” and “Deferred Compensation.”
3	Represents the aggregate grant date fair values of restricted stock awarded during the year, as computed pursuant to FASB accounting standards on equity-based compensation. Each restricted stock grant was made at a grant date value of $18.00 on August 20, 2020. Each award vests in increment of one-fifth on each anniversary of the grant date with the final one-fifth scheduled to vest August 20, 2025.
4	Represents the aggregate grant date fair values of options awarded during the year, as computed pursuant to FASB accounting standards on stock options. The assumptions used in valuing these option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2020.
5	Represents salary continuation plan accruals, i.e., additions to the accrued liability balance established with respect to the benefit obligation for each Named Executive Officer with a post-retirement salary continuation agreement. There were no above-market or preferential earnings on non-qualified deferred compensation accounts. See “Pension Benefits,” “Potential Payments Upon Termination or Change in Control,” and “Deferred Compensation” below.
6	Includes director fees of $42,431, $50,868, and $37,760, for 2020, 2019, and 2018, respectively; the imputed value for personal use of a Company car of $13,892, $14,704, and $11,975, for 2020, 2019, and 2018, respectively; employer contributions to Mr. McPhaill’s 401(k) plan account totaling $15,390, $15,960, and $12,375, per year for 2020, 2019, and 2018, respectively.
7	Mr. Treece started with the Company on January 1, 2020. His annualized salary for 2020 was $380,000.
8	Includes a car allowance of $12,000; employer contributions to Mr. Treece’s 401k plan of $15,390; a moving expense allowance of $30,000.
9	Mr. Taylor was the Chief Financial Officer of the Company for the entire year of 2019 and retired subsequent to year-end on January 31, 2020.

10	Includes the 2020 payout of accrued vacation of $184,427, following Mr. Taylor’s retirement; a car allowance of $1,000 for January 2020 and $12,000 per year for 2019 and 2018, respectively; employer contributions to Mr. Taylor’s 401(k) plan account totaling $15,960, and $12,375, in 2019, and 2018 respectively; and cash bonuses to reimburse him for the imputed value and tax costs associated with split dollar life insurance benefits.
11	Includes a car allowance of $18,000 per year; employer contributions to Mr. Olague’s 401(k) plan account totaling $15,390, $13,086, and $12,375 per year for 2020, 2019, and 2018, respectively.
12	Includes a car allowance of 12,000 for 2020 and $9,500 for the partial year 2019 as Mr. Macia started with the Company in March 2019; employer contribution to Mr. Macia’s 401(k) plan account totaling $15,390 in 2020 and $15,960 in 2019; moving expense allowance of $22,115 in 2019.
13	Mr. Macia started with the Company on March 25, 2019. His annualized salary for 2019 was $330,000.
14	Ms. Johnson started with the Company on February 3, 2020. Her annualized salary for 2020 was $340,000.
15	Includes a $11,000 car allowance for Ms. Johnson’s eleven months of employment in 2020; employer contributions of $7,392 to Ms. Johnson’s 401(k) plan account; a moving expense allowance of $30,000.

Grants of Plan-Based Awards

There were no plan-based non-equity awards granted to the Named Executive Officers in 2020. The following table furnishes information regarding stock options and restricted stock granted to the Named Executive Officers during 2020:

Name	Grant Date Restricted Shares	Number of Shares of Restricted Stock Granted in 2020	Grant Date Options	Number of Shares Underlying Options Granted in 2020	Exercise or Base Price[1]	Grant Date Fair Value of Stock and Option Awards[2]
Kevin J. McPhaill	8/20/2020	33,333	2/20/2020	5,000	$27.11	$623,630
Christopher G. Treece	8/20/2020	22,222	2/20/2020	20,000	27.11	494,542
Michael W. Olague	8/20/2020	22,222	2/20/2020	5,000	27.11	423,632
Matthew J. Macia	8/20/2020	22,222	2/20/2020	5,000	27.11	423,632
Jennifer A. Johnson	8/20/2020	22,222	2/20/2020	20,000	27.11	494,542

1	The exercise price for all options is the fair market value on the date of grant, as determined by the Board of Directors in accordance with the terms of the stock incentive plan. For options granted in 2012 and later, the closing price of the Company’s stock on the grant date was utilized in the black-scholes valuation model to calculate the fair market value of the options.
2	Represents the aggregate grant date fair value as computed pursuant to FASB accounting standards on equity-based compensation. The restricted stock was valued based on the grant date value of $18.00 whereas assumptions used in valuing the option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2020.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding stock options, and restricted stock awards held by the Named Executive Officers as of December 31, 2020:

	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable[1]	Exercise Price[2]	Expiration Date	Number of Unvested Restricted Shares		Market Value of Unvested Restricted Shares
Kevin J. McPhaill	10,000	—	$16.55	4/23/2025	—		$—
	2,849	—	17.25	2/18/2026	—		—
	5,000	—	28.21	2/16/2027	—		—
	5,000	—	27.35	2/15/2028	—		—
	5,000	—	27.30	2/21/2029	—		—
	—	5,000	27.11	2/20/2030	—		—
	—	—			33,333		797,325
Christopher G. Treece	—	20,000	$27.11	2/20/2030	—		—
	—	—			22,222		531,550
Kenneth R. Taylor (Retired)	—	—			—		—
Michael W. Olague	2,000	—	$10.58	11/17/2021	—		—
	2,000	—	10.21	11/15/2022	—		—
	5,000	—	16.35	11/20/2024	—		—
	5,000	—	17.25	2/18/2026	—		—
	5,000	—	28.21	2/16/2027	—		—
	5,000	—	27.35	2/15/2028	—		—
	5,000	—	27.30	2/21/2029	—		—
	—	5,000	27.11	2/20/2030	—		—
	—	—			22,222		531,550
Matthew J. Macia	5,000	20,000	$25.97	4/25/2029	—		$—
	—	5000	27.11	2/20/2030	—		—
	—	—			22,222		531,550
Jennifer A. Johnson	—	20,000	$27.11	2/20/2030		$
	—	—			22,222		531,550

1	All options in the table granted in 2020, 2019 and 2018 became fully vested on the one year anniversary of the grant date. Options granted in 2017, 2016 and 2014 vested immediately on the grant date. Options granted in 2015 vest at the rate of 20% on each grant date anniversary until fully vested. Options granted prior to 2013 vested at the rate of 20% on each grant date anniversary, except for the options granted to the Chief Credit Officer in 2012 which vested immediately upon grant. Options are for terms of 10 years. Unvested options become immediately vested in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.
2	Please see footnote 1 to the “Grants of Plan-Based Awards” table for determination of “Exercise Price”.

Option Exercises and Stock Vested

The following table provides information regarding options exercised by the only Named Executive Officers who exercised options during 2020, and the value realized thereon. No information is provided concerning stock awards, as the Named Executive Officers did not vest in any restricted stock awards during the year ended December 31, 2020.

Option Exercises in 2020

Name	Shares Acquired on Exercise in 2020	Value Realized on Exercise[1]
Kevin J. McPhaill	—	$—
Christopher G. Treece	—	—
Kenneth R. Taylor (Retired)	10,000	170,750
Michael W. Olague	2,000	25,141
Matthew J. Macia	—	—
Jennifer A. Johnson	—	—

1	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise.

Employment Agreements

In late December 2018, after concluding that such agreements are standard and customary in the industry, Sierra Bancorp and its wholly owned subsidiary, Bank of the Sierra, entered into employment agreements with the Chief Executive Officer, Chief Financial Officer and Chief Banking Officer.  The agreements commenced on January 1, 2019 and have initial terms of three years, with evergreen renewals for one-year terms subsequent to the initial term unless either the executive or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date. A similar agreement was entered into with the Company’s Chief Risk Officer upon commencement of his employment in March 2019, with the Company’s new Chief Financial Officer upon commencement of his employment in January 2020, and with the Company’s Chief Administrative Officer, Jennifer Johnson, upon commencement of her employment in February 2020. The agreements specify minimum annual base salaries of $525,000 for Mr. McPhaill, $360,000 for Messrs. Taylor (now retired), $330,000 for Messrs. Olague and Macia, $380,000 for Mr. Treece, and $340,000 for Ms. Johnson, as well as annual discretionary bonuses of up to 75% of annual base salary for Mr. McPhaill and 50% of annual base salary for the other Named Executive Officers. The agreements also note the basic terms and conditions of other benefits, delineate permitted outside activities, and provide indemnification for the executives for certain circumstances. Each agreement includes noncompetition, non-solicitation and nondisclosure conditions applicable to the executives.

The employment agreements automatically terminate in certain circumstances, including the following:  the death or incapacity of the executive; termination of the executive’s employment for cause; or, a change in control of Sierra Bancorp. For such automatic terminations, there is no further obligation on the part of the Company to make payments or provide any benefits pursuant to an agreement except in the case of a change in control of the Company. Furthermore, the agreements stipulate that the Company may terminate the employment of the named executive officer with 30 days prior written notice to the executive, and the executive may terminate his agreement and his employment with the Company at any time with 90 days prior written notice to the Company. In the event of a change in control, or if the Company initiates termination of employment for a reason other than one which constitutes an automatic termination, the Company will provide the executive(s) with the payments and benefits that are outlined under “ Potential Payments Upon Termination or Change in Control.”  An executive’s receipt of severance benefits of any kind pursuant to his employment agreement is conditioned upon his execution of the full and complete release of any and all claims against Sierra Bancorp and Bank of the Sierra and their respective affiliates, directors, officers, employees, agents, attorneys, insurers, and successors in interest, arising from or in any way related to executive’s employment or termination of executive’s employment.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each Named Executive Officer with a Salary Continuation Agreement. Detailed information concerning the material provisions of such agreements appears below under “Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.”

Name	Plan Name	Number of Years Credited Service[1]	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Kevin J. McPhaill	Salary Continuation Agreement	n/a	$272,662	—
Kenneth R. Taylor (Retired)	Salary Continuation Agreement	n/a	953,855	91,667

1	Benefits due under the salary continuation agreements are set forth in each agreement and are not determined by a formula based on years of service.
2	Represents the cumulative amount accrued with respect to the salary continuation agreements for each of the listed Named Executive Officers as of December 31, 2020. Monthly charges are made to accrue for these post-retirement benefit obligations in a systematic and orderly way using an appropriate discount rate, such that the accrued liability balance at the participant’s retirement date will be equal to the then present value of the benefits promised under the salary continuation agreement. During 2020, a 6.17% discount rate was utilized. Any payments made to participants pursuant to the agreements reduce the accrued liability.

401(k) Plan

The Company has a 401(k) Plan which permits all employees to contribute a portion of their annual compensation on a pre-tax basis. To ensure that the 401(k) Plan maintains its qualified status, contributions made by highly compensated employees are limited to the lesser of statutory maximum amounts or approximately 6% of their annual compensation on a pre-tax basis. Annual employer contributions may also be made to the 401(k) Plan at the discretion of the Board of Directors, for distribution to plan participants as a specified percentage of the lesser of their individual contribution or 6% of their annual compensation (subject to IRS limitations). The recipients of employer matching contributions are not vested in those amounts during their first year of employment but vest at the rate of 20% per year thereafter, so that by the end of their sixth year of employment they are fully vested in all employer contributions. Employer matching contributions are included as part of “All Other Compensation” in the Summary Compensation Table. Highly compensated employees are also allowed to defer up to 100% of their annual compensation pursuant to a non-qualified 409A Plan, although no matching employer contributions are made to that plan. The 409A Plan is described below under “Deferred Compensation.”

Deferred Compensation

The Company has a 409A Non-Qualified Deferred Compensation Plan (the “409A Plan”), pursuant to which the Named Executive Officers among others may elect to defer all or part of their annual salary and/or bonus. The Company does not make contributions to the plan. The 409A Plan is unfunded for tax purposes and for purposes of ERISA. The Company maintains an account for each 409A Plan participant that includes deferred compensation and any earnings thereon. All amounts in these accounts represent unsecured liabilities of the Company. Each account is credited (or charged) every calendar quarter in an amount equal to the average account balance multiplied by returns (positive or negative) on participant-designated indices. The indices are based on funds available to the investing public, including a money market fund, a bond fund, a real estate fund, and numerous equity and hybrid funds. There are no above-market or preferential earnings on the 409A Plan accounts, and no employer matching credits or performance incentive credits have been added to any account. The Company offsets participant earnings with income from Company-owned life insurance that is invested in the same funds that participant-directed indices are based upon, and with deferred tax assets associated with participant accounts. Deferral amounts are selected by the participant in accordance with applicable legal requirements. Payouts may be either lump sum or paid out over time upon retirement or other termination of employment, at the election of the participant subject to various legal requirements and restrictions.

The following table sets forth information concerning activity under the 409A Plan for the Named Executive Officers as of and for the fiscal year ended December 31, 2020:

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year[1]	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[2]	Aggregate Withdrawals/ (Distributions)	Aggregate Balance at Last Fiscal Year-End[3]
Kevin J. McPhaill	$—	$—	$6,175	$—	$207,024
Christopher G. Treece	—	—	—	—	—
Kenneth R. Taylor (Retired)	—	—	6,631	(287,399)	—
Michael W. Olague	193,389	—	89,405	—	2,325,155
Matthew J. Macia	—	—	—	—	—
Jennifer A. Johnson	—	—	—	—	—

1	These amounts were included for 2020 in the Salary and/or Bonus columns of the Summary Compensation Table in “Summary Executive Compensation Information” above.
2	These amounts were not included in the Summary Compensation Table as none of the earnings on the accounts were above-market or preferential.
3	The balances in these accounts represent a combination of cumulative participant contributions and earnings or losses thereon. All participant contributions were reported in the Summary Compensation Table for the year earned and deferred.

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the Named Executive Officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2020. The benefits which would be triggered in the event of a change in control of the Company’s common stock include: (i) acceleration of unvested stock options; (ii) acceleration of vesting of unvested restricted stock grants; (iii) amounts due under employment agreements; and (iv) accelerated vesting and payment of benefits under salary continuation agreements. For the salary continuation benefits to be triggered, the individuals must also either resign or be terminated following the change in control.

If a change in control had occurred on December 31, 2020, any unvested stock options for the Named Executive Officers would have become vested and exercisable and any restricted stock would have become vested. Based on the closing market price of $23.92 per share for the Company’s stock on the last business day in 2020, the intrinsic value of in-the-money unvested options and the value of unvested restricted stock as of that date were as follows:

Name	Value of Unvested Restricted Stock as of 12/31/2020	Intrinsic Value of Unvested Stock Options as of 12/31/2020
Kevin J. McPhaill	$797,325	$—
Christopher G. Treece	531,550	—
Kenneth R. Taylor (Retired)	—	—
Michael W. Olague	531,550	—
Matthew J. Macia	531,550	—
Jennifer A. Johnson	531,550	—

The material terms of employment agreements and salary continuation agreements with the Named Executive Officers, including payments due upon termination or change in control, are described in detail below.

Executive Employment Agreements. As discussed above under “Employment Agreements,” the Company has entered into employment agreements with each of its executive officers. In the event of a change in control, the agreements specify that the executive shall receive a cash payment in an amount equal to his annualized base salary that is in effect during the year the termination occurs, plus his maximum bonus potential for the year. The executive shall also receive a continuation of group health, vision and dental insurance coverages, and reimbursement for 50% of the cost of insurance for the executive’s dependents, for a period of 12 months from the date of termination. If the Company terminates the executive’s employment for a reason other than a change in control, the death or incapacity of the executive, or for cause, the agreements specify that the executive shall receive a cash payment in an amount equal to the executive’s annualized base salary during the year the termination occurs, as well as a continuation of group health, vision and dental insurance coverages and reimbursement for 50% of the cost of insurance for executive’s dependents, for a period of 12 months from the date of termination.

Salary Continuation and Split Dollar Agreements. The Company entered into a salary continuation agreement with Mr. McPhaill in January 2007 (amended in April 2015 in conjunction with his promotion to President and Chief Executive Officer), which entitles him to an annual benefit of $150,000 for 15 years subsequent to his retirement at age 65 or later, subject to certain restrictions. No benefits are payable in the event of a voluntary termination prior to his 65th birthday (except in connection with a change in control as discussed below), or termination for cause. In the event of cessation of employment due to disability or termination without cause prior to his designated retirement age, Mr. McPhaill’s benefit would be a lump sum payment equal to the amount accrued on the Company’s books for such liability as of the end of the month preceding termination of employment. The actual accrual balance at December 31, 2020 is shown in the Pension Benefits table above. This accrual balance is currently expected to reach $811,000 by the end of 2030, but is subject to change depending on the discount rate utilized. Mr. McPhaill’s benefit will be fully accrued in May 2037, at which time it will be $1.452 million. Mr. McPhaill’s revised salary continuation agreement also provides a lump sum death benefit of $1.452 million in the event of his death prior to retirement from the Company; or, in the event of death after salary continuation benefits have commenced or after he becomes eligible for such benefits to be paid, there will be no lump sum death benefit but his beneficiary will receive, or continue to receive, the same benefits under his salary continuation agreement to which he was entitled at the time of his death. In the event of a change in control of the Company’s common stock followed within 12 months by Mr. McPhaill’s resignation or termination of his employment for any reason other than death, he would be fully vested in his retirement benefits and would begin to receive such benefits within the month following termination (subject to the requirements of Section 409A of the Internal Revenue Code).

The Company also entered into a salary continuation agreement with Mr. Taylor (Retired) in October 2002 (amended in January 2007 and January 2014), which provides an annual benefit of $100,000 per year for 15 years upon retirement on or after December 31, 2019, subject to certain conditions. The accrual balance at December 31, 2020 is shown in the Pension Benefits table above and was fully vested at December 31, 2020. Because the plan was fully vested at December 31 2019, this does not represent an additional benefit resulting from a termination or change in control. As noted previously, Mr. Taylor retired as of January 31, 2020 and began receiving payments as scheduled under the plan in 2020. The Company also entered into a split dollar agreement with Mr. Taylor in October 2002 which provides for certain payments in the event of death, in addition to a death benefit provided in his salary continuation agreement. In the event of death after retirement, Mr. Taylor’s beneficiary will receive a lump sum death benefit of $658,000 under his split dollar agreement in addition to the salary continuation payments.

The Company accrues monthly for post-retirement benefit obligations under the salary continuation agreements in a systematic and orderly way using an appropriate discount rate. The Company also purchased single-premium life insurance policies when the salary continuation agreements were originally established, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for the original investments in the policies, as well as for payments made under the salary continuation agreements. The Company may purchase additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the salary continuation agreements. The amounts expensed in 2020 for the Named Executive Officers for salary continuation arrangements are included as part of “All Other Compensation” in the Summary Compensation Table and were more than offset by income from Company-owned life insurance policies.

Compensation of Directors

All directors received an annual retainer in 2020 of $24,431 plus per-meeting fees for their attendance. The per-meeting fee for attendance in 2020 was $1,200 for attending the monthly board meetings for both Sierra Bancorp and Bank of the Sierra ($600 each). In addition, non-employee directors received $600 per meeting for board committees of both Sierra Bancorp and Bank of the Sierra. The Chairperson of the Audit Committee received an additional $600 per Audit

Committee meeting chaired. The Chairperson of the Senior Loan Committee of Sierra Bank and Trust also received an additional $600 per Senior Loan Committee meeting chaired.

For 2021, the annual retainer was increased by 5% to $25,700, while meeting fees remain the same as in 2020 during the first two months of 2021.  In February 2021, the Sierra Bancorp Board approved changing the frequency of meetings from 13 meetings per year to six meetings per year (four quarterly Sierra Bancorp Board of Directors meetings, an annual organization meeting, and a meeting in the first quarter to approve annual governance items) starting in March 2021.   With this change in meeting frequency, the per meeting fee for the Sierra Bancorp will increase from $600 to $1,300 per meeting.  In addition, the Audit Committee changed its meeting frequency from 16 meetings per year to eight meetings per year while increasing the per meeting fee from $600 to $1,200.   Similarly, the Bank of the Sierra Senior Loan Committee changed its meeting frequency from semi-monthly to monthly, and increased its per meeting fee from $600 to $1,200.   The chairs of the Audit Committee and Senior Loan Committee will have their respective additional chair fee increase from $600 to $1,200 per meeting.  All other Committee meetings will remain at $600 per meeting.

The Company instituted a Director Retirement Plan on October 1, 2002 and entered into associated agreements with its non-employee directors at that time. A supplemental plan for independent directors was adopted effective January 1, 2007. Current directors who qualify as plan participants are directors Tharp, Berra and Woods. The plans provide a combined annual benefit of $50,000 to each participant for a period of 10 years, commencing at retirement, disability, or a “change in control.”  In the event of death prior to any of those events, the plans provide a combined death benefit of $377,148, which is equal to the Company’s accrued liability for each plan participant. In case of death after the commencement of any benefit payments made pursuant to retirement disability, or a change in control, the death benefit is bifurcated according to the different terms of the 2002 and 2007 agreements. The earlier agreements provide for the payment of a lump sum benefit equal to the present value of the remaining payments under those agreements, discounted at 8%, while the latter agreements stipulate that the normal benefit due under those agreements will continue to be paid. The Company’s liability for potential payments under the director retirement agreements is fully accrued, and directors with retirement agreements are completely vested and eligible for their full benefits under those agreements. In October 2002, the Company entered into a salary continuation agreement with Mr. Holly that was fully vested as of his retirement as the Company’s CEO on March 31, 2015.

The Company also purchased single-premium life insurance policies covering most of the non-employee directors when the Director Retirement Plan was first implemented, in part to provide tax-advantaged income to offset the annual cost of the expense accruals. Those policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for its original investment in the policies, as well as for certain payments made under the retirement agreements. The Company may purchase additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the retirement agreements.

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2020. Compensation paid to Mr. McPhaill, the only director who is also a Named Executive Officer, is set forth above in the various sections concerning compensation paid to Named Executive Officers.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Restricted Stock Awards[1]	Option Awards[2]	Changes in Pension Value[3]	All Other Compensation[4]	Total
Albert L. Berra	$81,431	$59,994	$24,085	$—	$12,499	$178,009
Vonn R. Christenson	54,431	59,994	24,085	—	—	138,510
Laurence S. Dutto	46,031	59,994	24,085	—	—	130,110
Robb Evans	59,831	59,994	24,085	—	—	143,910
James C. Holly	96,431	59,994	24,085	—	—	180,510
Lynda B. Scearcy	87,431	59,994	24,085	—	—	171,510
Morris A. Tharp	83,431	59,994	24,085	—	8,150	175,660
Gordon T. Woods	77,831	59,994	24,085	—	11,924	173,834
Susan M. Abundis	1,800	—	—	—	—	1,800
Julie Castle	1,200	—	—	—	—	1,200

1	Represents the aggregate grant date fair value of restricted stock granted in 2020, computed pursuant to FASB accounting standards on equity-based compensation. Each independent director was the recipient of a 3,333 share restricted stock grant, made at a grant date value of $18.00 on August 20, 2020. Each award vests half on the one-year anniversary of the grant with the remainder of the shares scheduled to vest May 15, 2022.
2	Represents the aggregate grant date fair value of options granted in 2020, computed pursuant to FASB accounting standards on stock compensation. The assumptions used in valuing these option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2020. As of December 31, 2020, each non-employee director held stock options covering the following numbers of shares, all but 5,000 shares each of which were vested as of that date: directors, Berra, Holly and Scearcy, 40,000 shares each; director Tharp 35,000 shares; Director Woods: 30,000 shares; directors Christenson, Dutto and Evans: 20,000 shares each. During 2020, the following non-employee directors exercised stock options covering the specified numbers of shares of common stock: directors Berra, Holly, Scearcy, and Woods: 5,000 shares each and Tharp 10,000 shares. Values recognized upon exercise were $55,850, $55,670, $47,050, 43,180 and $117,250 for directors Berra, Holly, Scearcy, Woods, and Tharp respectively. “Value upon exercise” represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise. Information concerning stock options granted to and held by Mr. McPhaill, who is also a Named Executive Officer, is set forth above under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”
3	There were no retirement plan accruals or above market or preferential earnings on non-qualified deferred compensation accounts in 2020.
4	Consists entirely of cash bonuses to reimburse the applicable individuals for the imputed value and tax costs associated with their split dollar life insurance benefits.

CEO Pay Ratio Disclosure

This section is provided to satisfy the provisions of the SEC’s pay ratio disclosure rule (Item 402(u) of Reg S-K), which requires the disclosure of the ratio of the total annual compensation of the Company’s CEO to the median of the total annual compensation of all other employees of the Company. To determine the median employee of the Company based on total compensation, we utilized a list of all active employees of the Company at December 31, 2020 excluding the CEO. The compensation calculated for each of those employees includes wages paid during 2020 and, if applicable, incentive compensation, the grant date fair value of stock options and restricted stock, employer contributions to the employee’s 401(k) plan, and the value of any other compensation or perquisites not generally available to all employees, if material. Base wages were annualized for employees who had not been with the Company for the full year. Based on our analysis of this data, total compensation for the Company’s median employee was $45,358 for 2020. As disclosed in “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Summary Executive Compensation Information,” the total annual compensation for our CEO was $1,735,320 in 2020. Total compensation for our CEO was thus determined to be 38.3 times that of our median employee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the Company’s outstanding common stock as of March 31, 2021, except for the persons listed in the table below. Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth above under “ELECTION OF

DIRECTORS.”  The following table furnishes information regarding the known holders of more than 5% of the Company’s outstanding common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class[1]
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,297,727	[2]	8.42%
Common Stock	Dimensional Fund Advisors, L.P. 6300 Bee Cave Road Building One Austin, Texas 78746	1,143,120	[3]	7.42%

1	The denominator used to calculate these percentages is the number of shares issued and outstanding as of March 31, 2021. However, the numerator is the number of shares reported in SEC filings as of December 31, 2020.
2	Represents shares reported on a Schedule 13G as of December 31, 2020 filed with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 1,233,763 of such shares and sole dispositive power with respect to all 1,297,727 shares.
3	Represents shares reported on a Schedule 13G as of December 31, 2020 filed with the SEC by Dimensional Fund Advisors, L.P. (“Dimensional”). Dimensional has sole voting power with respect to 1,097,490 of such shares and sole dispositive power with respect to all 1,143,120 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported in the table are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

DELINQUENT SECTION 16(a) REPORTS

There were no late filings of reports required by Section 16(a) of the Exchange Act by directors, officers, beneficial owners of more than ten percent of Company’s common stock during 2020.  One director gifted 14,300 shares in December 2020 and the Form 5 report for such gift is due 45 days after the company’s fiscal year ends, or February 14, 2021.   The Form 5 related to such 2020 gift of shares was not filed until February 22, 2021 upon the discovery of the missed filing after the submission of the annual director questionnaire.

RELATED PARTY TRANSACTIONS

Some of our executive officers and directors and the companies with which they are associated have been customers of, and have had banking transactions with, Bank of the Sierra (the “Bank”) in the ordinary course of the Bank’s business since January 1, 2020, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and in the opinion of the Board of Directors, did not involve more than the normal risk of repayment or present any other unfavorable features.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed Eide Bailly LLP (“Eide Bailly”) as the independent auditors for the Company for the fiscal year ending December 31, 2021. Eide Bailly audited the Company’s financial statements for the fiscal years ended December 31, 2020 and December 31, 2019. Although not required to do so, the Board of Directors has chosen to submit this proposal to the vote of the shareholders in order to ratify the Audit Committee’s appointment of Eide Bailly.

It is the intention of the persons named in the Proxy to vote such Proxy “FOR” the ratification of this appointment. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain Eide Bailly, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Eide Bailly are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The aggregate fees billed by Eide Bailly for the fiscal years ended December 31, 2020 and 2019, were as follows:

	2020	2019
Audit fees[1]	$375,000	$356,000
Audit related fees[2]	16,500	16,500
Tax fees[3]	44,300	33,375
All other fees	—	—
Total	$435,800	$405,875

1	On July 22, 2019, Eide Bailly acquired the operations and absorbed certain of the professional staff and partners of the Company’s previously appointed independent auditor, Vavrinek, Trine, Day & Company. The 2019 Audit fees include $100,000 paid to Vavrinek, Trine, Day & Company for work performed prior to July 22, 2019, and $256,000 for work performed by Eide Bailly after July 22, 2019.
2	For 2020 and 2019, the entire amount is for audit of the employee benefit plan. In 2019, $15,000 was paid to Vavrinek, Trine, Day & Company and $1,500 was paid to Eide Bailly LLP.
3	Tax services included preparation of tax returns and tax payment planning services, as well as fees related to other tax advice, tax consulting and planning.

None of the fees paid to Eide Bailly during 2020 and 2019 were paid under the de minimis safe harbor exception from Audit Committee pre-approval requirements. The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining Eide Bailly’s independence.

Board of Directors’ Recommendation and Required Vote

The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it.

Your Board of Directors unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3

RATIFICATION OF INDEMNICIATION AGREEMENTS BETWEEN THE COMPANY AND ITS NONEMPLOYEE DIRECTORS AND EXECUTIVE OFFICERS

General

The Company (in this section, “Company” refers to Sierra Bancorp and its subsidiaries collectively) and its directors are aware of the substantial growth in the number of lawsuits filed against corporate directors and officers in connection with their activities in such capacities and in many instances, solely by reason of their status as directors and officers. Further, we recognize that the present state of the law is too uncertain to provide the Company’s directors and officers with adequate and reliable information or guidance with respect to the legal risks associated with their respective position with the Company and those potential liabilities to which they may become personally exposed as a result of performing their various duties on behalf of the Company. It is also recognized that the cost of defending against such lawsuits, whether brought with or without merit, is typically beyond the financial resources of most directors and officers of the Company. Moreover, it is often the case that the legal risks and potential liabilities, and the threat thereof, associated with defending proceedings filed against the directors and officers of the Company bear no reasonable relationship to the amount of compensation received by the Company’s directors and officers.

Section 317 of the California Corporations Code empowers California corporations to indemnify their directors and officers and further states that the indemnification provided by Section 317, “shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office to the extent such additional rights to indemnification are authorized in the articles of the corporation.” Thus, Section 317 does not by itself limit the extent to which the Bank may indemnify persons serving as its directors and officers.

On January 28, 2021, the Board of Directors of the Company adopted Indemnification Agreements (the “Agreements”) with each of its’ non-employee directors: Morris A. Tharp, Susan. M. Abundis, Albert L. Berra, Julie G. Castle, Vonn R. Christenson, Laurence S. Dutto, Robb Evans, James C. Holly, Lynda B. Scearcy, and Gordon T. Woods and each of its’ executive officers: Kevin J. McPhaill, the Company’s President and Chief Executive Officer and director; Christopher G. Treece, the Company’s Executive Vice President and Chief Financial Officer; Hugh Boyle, the Company’s Executive Vice President and Chief Credit Officer; James Gardunio, the Company’s Executive Vice President; Michael W. Olague, the Company’s Executive Vice President and Chief Banking Officer; Jennifer A. Johnson, the Company’s Executive Vice President and Chief Administrative Officer; and Matthew J. Macia, the Company’s Executive Vice President and Chief Risk Officer (collectively, the “Indemnified Parties”). The Agreements are intended to indemnify the Indemnified Parties from and against liability incurred in any proceeding in which he/she is made a party to the proceeding because he/she is a director or officer of the Company, and are further intended to encourage the Indemnified Parties to excel in their respective positions with the Company, which includes making business decisions deemed necessary for the long term success of the Company. Further, the Agreements are necessary for the Company to assume, for itself, liability for those expenses and damages associated with claims against the Indemnified Parties in connection with their services to the Company, without regard to the merit and/or basis of such claims.

The Company has entered into the Agreements with the Indemnified Parties as authorized by the Board of Directors.  The shareholders are being asked to ratify this action and approve each of the Agreements.  If for any reason the shareholders fail to ratify the Agreements, the Bank does not intend to terminate or otherwise modify the Agreements that it currently has with the Indemnified Parties.

Although neither shareholder approval nor ratification of the Agreements is required by law, the Board believes it is appropriate to submit the Agreements to the Company’s shareholders for ratification because the current directors are parties to, and the beneficiaries of, the rights contained in, and stemming from, the Agreements.

Summary of the Agreements

The following is only intended as a summary of the terms of the Agreements, and the summary is not a substitute for reviewing the entire Agreements, the full text of which is attached to this Proxy Statement as Appendix “A.”  The following summary is qualified in its entirety by the actual terms of the Agreements.

Right to Indemnification

Under the Agreements, the Company will indemnify the Indemnified Parties against expenses (including attorneys’ and experts’ fees, judgments, fines, and amounts paid or payable in settlement) actually and reasonably incurred by the Indemnified Parties (“Expenses”) in certain situations.  The Agreements divide potential claims against an Indemnified Party into two different categories: (1) claims made by third parties (“Third Party Proceedings”); and (2) claims made by or in the right of the Company (“Derivative Claims”).  An example of a Third Party Proceeding would be an individual that slips and falls in the Company’s lobby and then brings a lawsuit against the Company and our CEO that claims the Company and the CEO are both liable for the slip and fall accident.  An example of a Derivative Claim would be a lawsuit by one of our shareholders against our board of directors that asserts that the board has violated a duty owed to the Company, and through that violation has harmed the Company.  The Agreements require different things in order for one of the Indemnified Parties to be indemnified in Third Party Proceeding and a Derivative Claim:

Third Party Proceedings. To receive indemnification in a Third Party Proceeding an Indemnified Party must have acted in good faith and in a manner the Indemnified Parties reasonably believed to be in the best interests of the Company.  If the matter happens to involve a criminal charge, the Indemnified Party must have believed that his/her conduct was lawful.

Derivative Claims.  To receive indemnification in a Derivative Claim an Indemnified Party must meet the threshold for indemnification in a Third Party Proceeding plus two additional requirements.  Accordingly, to be eligible for indemnification the Indemnified Party must have acted in good faith and in a manner they reasonably believed to be in the best interest of the Company plus: (1) they must have acted in a manner they believed to be in the best interests of the Company’s shareholders, and (2) any settlement or other disposition of the matter must be done with court approval.

In any proceeding, if the Indemnified Parties are determined to be liable to the Company in the performance of their duty(ies) to the Company, no indemnification shall be made unless a court determines that the Indemnified Parties are entitled to reimbursement for their Expenses.

Limitations on Indemnification

The Company is not obligated to indemnify an Indemnified Party for:

●	Any claim or any part of a claim arising out of acts, omissions or transactions for which a director or officer may not be indemnified under California General Corporation Law (“CGCL”) or expenses, penalties or other payments prohibited by Part 359 of the FDIC’s Rules;
●	Any proceeding initiated by the Indemnified Parties, except claims brought by the Indemnified Parties to enforce the Indemnified Parties’ rights under the Agreements, other laws or as required under Section 317 of the CGCL, unless the Board of Directors approved the initiation of such proceeding;
●	Expenses with respect to legal proceedings initiated by the Indemnified Parties if the court determines such proceeding was not brought in good faith or was frivolous;
●	Any Expenses which have been paid directly to or on behalf of the Indemnified Party by an insurance carrier under a director and officer insurance policy maintained by the Company, or any other insurance policy maintained by the Company or the Indemnified Parties; or
●	Expenses and the payment of profits arising from the purchase and sale by the Indemnified Parties of securities in violation of the Securities Exchange Act of 1934, as amended.

In addition, nothing in the Agreements requires indemnification, reimbursement, or payment by the Company and no Indemnified Party shall be entitled to demand indemnification, reimbursement, or payment under the Agreements, if and to the extent indemnification, reimbursement, or payment constitutes a "prohibited indemnification payment" within the meaning of Federal Deposit Insurance Corporation Rule 359.1(1)(1).

Determination of Right to Indemnification

Upon receipt of a request for indemnification, the Board of Directors will determine by any of the methods set forth in Section 317(e) of the CGCL whether the Indemnified Parties have acted in a manner which would permit indemnification.  If a claim for indemnification is not paid by the Company within ninety (90) days after a written claim is received, then the Indemnified Parties may bring a suit against the Company for indemnification.  Unless that lawsuit is dismissed as frivolous or is brought in bad faith, the Indemnified Parties may also receive indemnification for the

Expenses in bringing such a suit.  Should a court determine that the Indemnified Parties acted in a manner which would not permit indemnification, the Company will not be liable for failure to make an indemnification payment.

Advancement and Repayment of Expenses

The Agreements obligate the Company to pay the Expenses incurred by the Indemnified Parties in defending and investigating any legal proceeding prior to the final disposition of the legal proceeding, so long as the Indemnified Parties agree to repay any amount for which it is later determined that the Indemnified Parties are not entitled.  The Company shall not be required to make any advance to the Indemnified Parties if the Board of Directors determines that it does not appear that the Indemnified Parties have acted in a manner which permits the Company to indemnify the Indemnified Parties and the advancement of Expenses would not be in the best interests of the Company and its shareholders.  The Indemnified Parties are required to repay to the Company the amounts advanced only to the extent that a court ultimately determines that he/she is not entitled to indemnification by the Company.

Notice to Bank by Indemnified Parties

In order for the Indemnified Parties to receive indemnification, they must give written notice to the Company within thirty (30) days after they become aware of any claim against them for which they believe indemnification will be sought.

Maintenance of Liability Insurance

The Agreements require that the Company use its best efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance.

Term

All agreements and obligations of the Company contained in the Agreements shall continue during the period the Indemnified Parties serve as a director or officer of the Company and shall continue thereafter so long as the Indemnified Parties shall be subject to any possible proceeding by reason of the fact that the Indemnified Parties served in such capacity.

Board of Directors’ Recommendation and Required Vote

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal.  If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote.  If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares.  Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

For the reasons set forth above, the Board believes that the Agreements are in the best interest of the Company and its shareholders.

Your Board of Directors unanimously recommends that the shareholders vote “FOR” Proposal 3, the ratification of the indemnification agreements.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the compensation disclosure rules of the SEC, the Board of Directors is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as described in the

Compensation Discussion and Analysis and the tabular disclosure regarding executive compensation (together with the accompanying narrative disclosure) above. As previously disclosed by the Company, the Board of Directors has determined, and the shareholders have agreed, that it will hold an advisory vote on executive compensation on an annual basis.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies, and to express their views on the compensation of our Named Executive Officers as disclosed herein. This vote shall not be binding on the Board of Directors or the Compensation Committee and will not be construed as overruling a decision by, nor create or imply any additional fiduciary duty by, the Board or the Compensation Committee. Furthermore, because this non-binding advisory vote relates primarily to compensation that has already been paid or contractually committed for the Company’s named executive officers, there is generally no opportunity for the Board to revisit those decisions. However, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation arrangements.

Board of Directors’ Recommendation and Required Vote

The Board of Directors and the Compensation Committee believe that the Company’s compensation practices and procedures are (i) designed to accomplish the objectives stated in the Company’s compensation philosophy; (ii) competitive, reasonable and effective; and (iii) appropriately aligned with the long-term success of the Company and the interests of its shareholders.

This proposal will be approved if the votes cast in favor exceed the votes cast against it.

Your Board of Directors unanimously recommends a vote “FOR” approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the disclosure rules of the SEC.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning our 2022 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 15, 2021, in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under federal securities laws.

The persons named as proxies for the 2022 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by March 1, 2022. If we receive proper notice by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the proxy holders to vote said Proxy in accordance with the recommendations of your Board of Directors, and authority to do so is included in the Proxy.

DATED: April 15, 2021	SIERRA BANCORP Kevin J. McPhaill President and Chief Executive Officer

A COPY OF THE COMPANY’S 2020 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS WHICH IS BEING PROVIDED TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO CHRISTOPHER G. TREECE, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT 86 NORTH MAIN STREET, PORTERVILLE, CALIFORNIA 93257.

APPENDIX A

INDEMNIFICATION AGREEMENT

This Indemnification Agreement, dated as of January 28, 2021, is made by and among Sierra Bancorp, a California corporation, Bank of the Sierra, a California banking corporation (Sierra Bancorp and Bank of the Sierra being collectively referred to as the “Corporation”), and                                 a director or officer of either Sierra Bancorp or Bank of the Sierra (the “Indemnitee”).

RECITALS

A.The Corporation and the Indemnitee recognize that the present state of the law is too uncertain to provide the Corporation’s officers and directors with adequate and reliable advance knowledge or guidance with respect to the legal risks and potential liabilities to which they may become personally exposed as a result of performing their duties for the Corporation;

B.The Corporation and the Indemnitee are aware of the substantial growth in the number of lawsuits filed against corporate officers and directors in connection with their activities in such capacities and by reason of their status as such;

C.The Corporation and the Indemnitee recognize that the cost of defending against such lawsuits, whether or not meritorious, is typically beyond the financial resources of most officers and directors of the Corporation;

D.The Corporation and the Indemnitee recognize that the legal risks and potential liabilities, and the threat thereof, associated with proceedings filed against the officers and directors of the Corporation bear no reasonable relationship to the amount of compensation received by the Corporation’s officers and directors;

E.The Corporation has determined that the liability insurance coverage available to the Corporation as of this date may not be entirely adequate.  The Corporation believes, therefore, that the interest of the Corporation’s shareholders would be best served by a combination of (i) such insurance as the Corporation may obtain pursuant to the Corporation’s obligations hereunder and (ii) a contract with its officers and directors, including the Indemnitee, to indemnify them to the fullest extent permitted by law (as in effect on the date hereof, or, to the extent any amendment may expand such permitted indemnification, as hereafter in effect) against personal liability for actions taken in the performance of their duties to the Corporation;

F.Section 317 of the California Corporations Code empowers California corporations to indemnify their officers and directors and further states that the indemnification provided by Section 317 “shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent such additional rights to indemnification are authorized in the articles of the corporation”; thus, Section 317 does not by itself limit the extent to which the Corporation may indemnify persons serving as its officers and directors;

G.The Corporation’s Articles of Incorporation and Bylaws authorize the indemnification of the officers and directors of the Corporation in excess of that expressly permitted by Section 317, subject to the limitations set forth in Section 204(a)(11) of the California Corporations Code;

H.The Board of Directors of the Corporation has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Corporation and to encourage such individuals to take the business risks necessary for the success of the Corporation, it is necessary for the Corporation to contractually indemnify its officers and directors, and to assume for itself liability for expenses and damages in connection with claims against such officers and directors in connection with their service to the Corporation, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Corporation and its shareholders;

I.The Corporation desires and has requested Indemnitee to serve or continue to serve as a director or officer of the Corporation, free from undue concern for the potential liabilities associated with such services to Corporation; and

J.The Indemnitee is willing to serve, or continue to serve, the Corporation, provided, and on the expressed condition, that the indemnification provided for herein is furnished by the Corporation.

AGREEMENT

NOW, THEREFORE, the Corporation and Indemnitee agree as follows:

1.Definitions.

(a)  “Agent” means any person who is or was acting in his capacity as a director or officer of the Corporation, or is or was serving as a director, officer, employee or agent of any other enterprise at the request of the Corporation, and whether or not the person is serving in any such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

(b)  “Applicable Standard” means that a person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation; except that in a criminal proceeding, such person must also have had no reasonable cause to believe that such person’s conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent shall not, of itself, create any presumption, or establish, that the person did not meet the “Applicable Standard.”

(c)  “Expenses” means, for the purposes of this Agreement, all direct and indirect costs of any type or nature whatsoever (including, without limitation, any fees and disbursements of Indemnitee’s counsel, accountants and other experts and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with the investigation, preparation, defense or appeal of a Proceeding; provided, however, that Expenses shall not include judgments, fines, penalties or amounts paid in settlement of a Proceeding.

(d)  “Proceeding” means, for the purposes of this Agreement, any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including an action brought by or in the right of the Corporation) in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director or officer of the Corporation, or is or was a director or officer of any subsidiary of the Corporation, by reason of any action taken by Indemnitee or of any inaction on Indemnitee’s part while acting as such director or officer or by reason of the fact that the person is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director and/or officer of the foreign or domestic corporation which was a predecessor corporation to the Corporation or of another enterprise at the request of such predecessor corporation, whether or not the person is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

2.Agreement to Serve.  In consideration of the protection afforded by this Agreement, if Indemnitee is a director of the Corporation, the director agrees to serve at least for the balance of the current term as a director and not to resign voluntarily during such period without the written consent of a majority of the remaining directors.  If Indemnitee is an officer of the Corporation not serving under an employment contract, the officer agrees to serve in such capacity at least for the balance of the current fiscal year of the Corporation and not to resign voluntarily during such period without the written consent of a majority of the Board of Directors.  Following the applicable period set forth above, Indemnitee agrees to serve or continue to serve in such capacity to the best of the person’s abilities at the will of the Corporation or under separate contract, if such contract exists, for so long as Indemnitee is duly elected or appointed and qualified or until such time as the person tenders their resignation in writing. Nothing contained in this Agreement is intended to create in Indemnitee any right to continued employment.

3.Indemnification.

(a) Third Party Proceedings.  The Corporation shall indemnify Indemnitee against Expenses, judgments, fines, penalties or amounts paid in settlement (if the settlement is approved in advance by the Corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by Indemnitee in connection with a Proceeding (other than a Proceeding by or in the right of the Corporation) if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of the Corporation, or, with respect to any criminal Proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b)Proceedings By or in the Right of the Corporation.  The Corporation shall indemnify Indemnitee if Indemnitee is made a party to, or threatened to be made a party to, or otherwise involved in, any Proceeding which is an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was an Agent of the Corporation.  This indemnity shall apply, and be limited, to and against all expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such Proceeding, but only if:  (a) Indemnitee met the Applicable Standard (except that the Indemnitee’s belief regarding the best interests of the Corporation need not have been reasonable); (b) Indemnitee also acted in a manner which the person believed to be in the best interests of the Corporation’s shareholders; and (c) the action is not settled or otherwise disposed of without court approval.  No indemnification shall be made under this section 3 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation in the performance of such person’s duty or the Corporation, unless, and only to the extent that, the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonable entitled to indemnification for the expenses which such court shall determine.

(c) Scope.  Notwithstanding any other provision of this Agreement but subject to Section 14(b), the Corporation shall indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by other provisions of this Agreement, the Corporation's Articles of Incorporation, the Corporation's Bylaws or by statute.

4.Limitations on Indemnification.  Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of this Agreement:

(a)Excluded Acts.  To indemnify Indemnitee for any acts or omissions or transactions from which a director or officer may not be relieved of liability under the California General Corporation Law or for expenses, penalties, or other payments prohibited by Part 359 of the FDIC’s Rules and Regulations, incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Corporation or its subsidiary;

(b)Claims Initiated by Indemnitee.  To indemnify or advance Expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 317 of the California General Corporation Law, but such indemnification or advancement of Expenses may be provided by the Corporation in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or

(c)Lack of Good Faith.  To indemnify Indemnitee for any Expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

(d)Insured Claims.  To indemnify Indemnitee for Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to or on behalf of Indemnitee by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Corporation or any other policy of insurance maintained by the Corporation or Indemnitee; or

(e)Claims Under Section 16(b).  To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

5.Determination of Right to Indemnification.

Upon receipt of a written claim addressed to the Board of Directors for indemnification pursuant to Section 3, the Corporation shall determine by any of the methods set forth in Section 317(e) of the California Corporations Code whether Indemnitee has met the applicable standard of conduct which makes it permissible under applicable law to indemnify Indemnitee.  If a claim under Section 3 is not paid in full by the Corporation within ninety (90) days after such written claim has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, unless such action is dismissed by the court as frivolous or brought in bad faith, the Indemnitee shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action, other than an action brought to enforce a claim for Expenses incurred in defending any Proceeding (other than a Proceeding brought by the Corporation directly in its own right as distinguished from an action brought derivatively or by any receiver or trustee) in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation that the Indemnitee has not met the standards of conduct which make it permissible under applicable law to indemnify the Indemnitee for the amount claimed, but the burden of proving such defense, by clear and convincing evidence, shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to make a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct under applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

6.Advancement and Repayment of Expenses.

(a)The Expenses incurred by Indemnitee in defending and investigating any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding within 30 days after receiving from Indemnitee the copies of invoices presented to Indemnitee for such Expenses, if Indemnitee shall provide an undertaking to the Corporation to repay such amount to the extent it is ultimately determined that Indemnitee is not entitled to indemnification and a written affirmation as is required by applicable law with respect to Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized by law has been met, whether prior to or after final disposition of any Proceeding.  In determining whether or not to make an advance hereunder, the ability of Indemnitee to repay shall not be a factor.  Notwithstanding the foregoing, in a proceeding brought by the Corporation directly, in its own right (as distinguished from an action bought derivatively or by any receiver or trustee), the Corporation shall not be required to make the advances called for hereby if the Board of Directors determines, in its sole discretion, that it does not appear that Indemnitee has met the standards of conduct which make it permissible under applicable law to indemnify Indemnitee and the advancement of Expenses would not be in the best interests of the Corporation and its shareholders.

7.Partial Indemnification.  If the Indemnitee is entitled under any provision of this Agreement to indemnification or advancement by the Corporation of some or a portion of any Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, and amounts paid in settlement) incurred by the Indemnitee in the investigation, defense, settlement or appeal of a Proceeding, but is not entitled to indemnification or advancement of the total amount thereof, the Corporation shall nevertheless indemnify or pay advancements to the Indemnitee for the portion of such Expenses or liabilities to which the Indemnitee is entitled.

8.Notice to Corporation by Indemnitee.  Indemnitee shall notify the Corporation in writing of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof; provided that any delay in so notifying Corporation shall not constitute a waiver by Indemnitee of his rights hereunder.  The written notification to the Corporation shall be addressed to the Board of Directors and shall include a description of the nature of the Proceeding and the facts underlying the Proceeding and be accompanied by copies of any documents filed with the court in which the Proceeding is pending.  In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

No costs, charges or expenses for which indemnity shall be sought hereunder shall be incurred without the Corporation’s consent, which consent shall not be unreasonably withheld.

9.Maintenance of Liability Insurance.

(a)The Corporation hereby agrees that so long as Indemnitee shall continue to serve as a director or officer of the Corporation and thereafter so long as Indemnitee shall be subject to any possible Proceeding, the Corporation, subject to Section 9(b), shall use its best efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) which provides Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Corporation’s directors, if Indemnitee is a director; or of the Corporation’s officers, if Indemnitee is not a director of the Corporation but is an officer.

(b)Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain D&O Insurance if the Corporation determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary or parent of the Corporation.

(c)Notice to Insurers.   If, at the time of the receipt of a notice of a claim pursuant to Section 8 hereof, the Corporation has D&O Insurance in effect, the Corporation shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

10.Defense of Claim.   In the event that the Corporation shall be obligated under Section 6 hereof to pay the Expenses of any Proceeding against Indemnitee, the Corporation, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so.  After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Corporation, the Corporation will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, provided that (i) Indemnitee shall have the right to employ his counsel in any such Proceeding at Indemnitee’s expense; and (ii) if (a) the employment of counsel by Indemnitee has been previously authorized by the Corporation, or (b) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and the Indemnitee in the conduct of such defense or (c) the Corporation shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses of Indemnitee's counsel shall be at the expense of the Corporation.

11.Attorneys’ Fees.

(a)In the event that Indemnitee or the Corporation institutes an action to enforce or interpret any terms of this Agreement, the Corporation shall reimburse Indemnitee for all of the Indemnitee's reasonable fees and expenses in bringing and pursuing such action or defense, unless as part of such action or defense, a court of competent jurisdiction determines that the material assertions made by Indemnitee as a basis for such action or defense were not made in good faith or were frivolous.

(b)Any controversy or claim arising out of or relating to the interpretation of the amount of an Indemnitee “reasonable” fees and expenses pursuant to this Section 11 or elsewhere in this Agreement may, at the election of Indemnitee, be finally settled by arbitration in accordance with the rules of the American Arbitration Association (with no right to a jury trial or appellate review), and judgment upon the award rendered by the arbitrator may be rendered in any court having jurisdiction thereof. The arbitration shall be conducted in Tulare County, California in accordance with the ADR Service Provider’s then current rules for arbitration of business disputes by a panel of three arbitrators (with each party selecting one arbitrator and those two selecting the third).  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16 (as may be amended).  In no event shall a claim be arbitrated that would be barred by the statute of limitations in a judicial proceeding.

12.Continuation of Obligations.  All agreements and obligations of the Corporation contained herein shall continue during the period the Indemnitee is a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, fiduciary, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that Indemnitee served in any capacity referred to herein.

13. Successors and Assigns.  This Agreement establishes contract rights that shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

14.Non-exclusivity.

(a)The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed to be exclusive of any other rights that the Indemnitee may have under any provision of law, the Corporation’s Articles of Incorporation or Bylaws, the vote of the Corporation’s shareholders or disinterested directors, other agreements or otherwise, both as to action in his official capacity and action in another capacity while occupying his position as a director or officer of the Corporation.

(b)In the event of any changes, after the date of this Agreement, in any applicable law, statute, or rule which expand the right of a California corporation to indemnify its officers and directors, the Indemnitee's rights and the Corporation’s obligations under this Agreement shall be expanded to the full extent permitted by such changes.  In the event of any changes in any applicable law, statute or rule, which narrow the right of a California corporation to indemnify a director or officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder.

15.Effectiveness of Agreement.  To the extent that the indemnification permitted under the terms of certain provisions of this Agreement exceeds the scope of the indemnification provided for in the California General Corporation Law, such provisions shall not be effective unless and until the Corporation’s Articles of Incorporation authorize such additional rights of indemnification.  In all other respects, the balance of this Agreement shall be effective as of the date set forth on the first page and may apply to acts of omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Corporation, or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

16.Severability.  Nothing in this Agreement is intended to require or shall be construed as requiring the Corporation to do or fail to do any act in violation of applicable law. The Corporation’s inability, pursuant to court order or pursuant to Part 359 of the FDIC’s Rules and Regulations, to perform its obligations under this Agreement shall not constitute a breach of this Agreement.  The provisions of this Agreement shall be severable as provided in this Section 16.  If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

17.Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.  To the extent permitted by applicable law, the parties hereby waive any provisions of law which render any provision of this Agreement unenforceable in any respect.

18.Notice.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date.  Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

19.Mutual Acknowledgment.  Both the Corporation and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Corporation from indemnifying its directors and officers under this Agreement or otherwise.  Indemnitee understands and acknowledges that the Corporation has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation's right under public policy to indemnify Indemnitee.

20.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

21.Limitation of Action.  To extent that Indemnitee is solely a director or officer of Sierra Bancorp or Corporation of the Sierra and not both, any obligation to Indemnitee hereunder shall be limited to only the entity of which Indemnitee is an officer or director and the other entity shall have no obligation to Indemnitee hereunder.

22.Amendment and Termination.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

SIERRA BANCORP

By: _____________________________

Title: ____________________________

Address: 90 North Main Street

Porterville, California 93257

BANK OF THE SIERRA

By: _____________________________

Title: ____________________________

Address: 90 North Main Street

Porterville, California 93257

INDEMNITEE:

Signature: _________________________

Address: ___________________________

  ___________________________

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BROADRIDGE CORPORATE ISSUER SOLUTIONS SIERRA BANCORP P.O. BOX 1342 BRENTWOOD, NY 11717 During The Meeting - Go to www.virtualshareholdermeeting.com/BSRR2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D47016-P55154 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SIERRA BANCORP The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors For Against Abstain Nominees: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Albert L. Berra For Against Abstain 2. Ratification of the appointment of Eide Bailly LLP as the independent registered public accounting firm. To ratify Indemnification Agreements with the directors and certain executive officers as described in the proxy statement dated April 15, 2021. To approve, by non-binding vote, executive compensation. ! ! ! ! ! ! ! ! ! 1b. Julie G. Castle 3. 1c. Vonn R. Christenson 1d. Laurence S. Dutto 4. 1e. Kevin J. McPhaill NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1f. Gordon T. Woods Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. D47017-P55154 SIERRA BANCORP THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 26, 2021 The shareholder(s) hereby appoint(s) Morris A. Tharp, James C. Holly, and Kevin McPhaill, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Sierra Bancorp that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/BSRR2021 at 7:30 p.m. Pacific Time on Wednesday, May 26, 2021, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3, AND 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE